Exhibit 10.4

Membership Interest Purchase Agreement

This Membership Interest Purchase Agreement (this “Agreement”) is entered into effective as of November 1, 2017 (the “Effective Date”), by and among Mobile Science Technologies, Inc., a Georgia corporation (“Buyer”), Meridian Waste Solutions, Inc., a New York corporation (“Parent”); James Greg McKinney (“McKinney”), a resident of the state of Oklahoma; Monroe Guest (“Guest”), a resident of the state of Oklahoma; Lindell Gardner (“Gardner”), a resident of the state of Oklahoma; Dennis Loudermilk (“Loudermilk”), a resident of the state of Florida (collectively the “Sellers” and each individually sometimes a “Seller”). Buyer and the Sellers are referred to collectively herein as the “Parties” and each a “Party.”

BACKGROUND FACTS

McKinney, Guest, Gardner and Loudermilk own all legal and beneficial right, title and interest in and to all of the membership interests in WelNess Benefits, LLC, an Oklahoma limited liability company and Integrity Lab Solutions, LLC, an Oklahoma limited liability company (“Integrity”) (whenever WelNess and Integrity are referred to jointly, they shall be referred to as the (“Acquired Companies”);

WelNess owns all of the legal and beneficial right title and interest in and to a seventy one and sixty-four hundredths percent (71.64%) membership interest in LGMG, LLC d/b/a Verifi Resource Group, an Oklahoma limited liability company (“LGMG”) (hereinafter whenever WelNess, Integrity and LGMG are referred to jointly, they shall be referred to as the “Companies” and whenever LGMG and Integrity are referred to jointly they shall be referred to as the “Operating Companies”);

The Operating Companies own and operate laboratory marketing, management, and testing businesses focused on providing accurate and state of the art laboratory testing (the “Business”).

Buyer desires to purchase and acquire from Sellers all of the issued and outstanding membership interests of the Acquired Companies, and Sellers desire to sell all of the issued and outstanding membership interests of the Acquired Companies to Buyer, all in accordance with the terms and conditions set forth in this Agreement.

Parent as the sole shareholder of Buyer will be materially benefitted from Sellers’ performance of their obligations hereunder, and as such has agreed to be bound by certain terms of this Agreement.

RECITAL OF CONSIDERATION

Now, therefore, in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1
DEFINITIONS AND USAGE

1.1 Definitions. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Agreement have the meanings set forth in Schedule 1.1.

1.2 Interpretation and Usage. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes the other gender and the neutral, as applicable; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or any Exhibit or Schedule attached hereto; (g) “including” (and with correlative meaning “include” and “includes”) means including, without limiting the generality of any description preceding such term, and will be deemed to be followed by the words “without limitation”; (h) Section headings are provided for convenience of reference only and will not affect the construction or interpretation of any provision hereof; (i) any references to “Section”, “Schedule” or “Exhibit” followed by a number or letter or combination of the two refers to the corresponding Section, Schedule or Exhibit of or to this Agreement; (j) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (k) references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

1.3 Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party will not apply to any construction or interpretation hereof.

1.4 Incorporation by Reference. The Parties agree that the Background Facts set forth above are true and correct and are hereby incorporated herein by this reference.

Section 2
PURCHASE OF THE MEMBERSHIP INTERESTS FROM THE SELLERS

2.1 Purchase and Sale of Membership Interests. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyer, all of the membership interests in the Acquired Companies, free and clear of all Liens (the “Membership Interests”), for the consideration specified in Section 2.2.

2.2 Purchase Price (“Purchase Price”).

A.	Prior to the execution of this Agreement, Buyer has deposited with Sellers the sum of Sixty Thousand One Hundred Sixty Five and 41/100 DOLLARS ($60,165.41).

B.	Tranche I. For and in consideration of the sale, assignment, transfer and conveyance of the Membership Interests by Sellers, (i) at the election of the Sellers, in their sole discretion, (a) Parent will at Closing issue to the Sellers One Million (1,000,000) shares of Parent’s restricted common stock, par value $0.025 per share (the “Purchase Price Shares”) or (b) Buyer will pay to the Sellers in cash One Million Three Hundred Twenty Thousand and no/100ths Dollars ($1,320,000.00) (the “Deemed Aggregate Value”), such election by the Sellers will be delivered to the Buyer in writing at the Closing; and, (ii) at Closing, Parent will issue to Sellers a warrant (the “Warrant”) for the purchase of 1,000,000 shares of Parent’s restricted common stock in the form of Schedule 2.2. If issued, the Purchase Price Shares will have a deemed value of $1.32 per share (the “Deemed Value Per Share”), and the Purchase Price Shares shall be allocated and issued as follows: Two Hundred Fifty Thousand (250,000) to McKinney; Two Hundred Fifty Thousand (250,000) to Guest; Two Hundred Fifty Thousand (250,000) to Gardner; and Two Hundred Fifty Thousand (250,000) to Loudermilk. If the Sellers elect for that portion of the Purchase Price set forth in subsection (i) above to be paid in the form of cash, such payment will be delivered not later than one hundred eighty (180) days after the Closing Date, and Three Hundred Thirty Thousand Dollars ($330,000.00) will be paid to McKinney; Three Hundred Thirty Thousand Dollars ($330,000.00) will be paid to Guest Three Hundred Thirty Thousand Dollars ($330,000.00)will be paid to Gardner; and Three Hundred Thirty Thousand Dollars ($330,000.00) will be paid to Loudermilk.

C.	Tranche II.

1.	On the sixtieth (60th) day after the first anniversary of Closing, and again on the sixtieth (60th) day after second anniversary of Closing, the Buyer shall pay a cash bonus (the “Cash Bonus”) to Sellers equal twenty five percent (25%) of the combined earnings before interest, taxes and depreciation, excluding Accounts Receivables and capital expenditures, of the Operating Companies (the “CA EBITDA”) for the immediately preceding period of November 1st through October 31st.

2.	On the sixtieth (60th) day after the third full anniversary of the Closing, the Buyer shall pay a cash bonus (the “Third Year Cash Bonus”) to Sellers equal twenty five percent (25%) of the combined earnings before interest, taxes and depreciation, excluding Accounts Receivables which are more than 120 days old and capital expenditures, of the Operating Companies (the “Last Year CA EBITDA”) for the immediately preceding period of November 1st through October 31st.

3.	Each date on which any Cash Bonus or the Third Year Cash Bonus is to be paid shall be hereinafter referred to as a Bonus Payment Date.

D.	Tranche III.

1.	On the ninetieth (90th) day after first anniversary of the Closing (“First Anniversary Earnout Payment Date”), Parent shall issue to Sellers shares of Parent’s restricted common stock (the “Tranche III Shares”) to be valued as follows: The value of the Tranche III Shares (the “Tranche III Share Value”) to be issued on the First Anniversary Payment Date shall be equal to 500% of the CA EBITDA for the immediately preceding period of November 1st through October 31st, as determined by the Operating Companies’ accountants, less the Cash Bonus paid on the First Bonus Payment Date, if any.

2.	On the ninetieth (90th) day after the second, third, fourth, and fifth anniversaries of the Closing (each an “Anniversary Earnout Payment Date”), Parent shall issue to Sellers Tranche III Shares based upon a Tranche III Share Value equal to product of the Applicable Year Multiplier (as hereinafter defined) multiplied by the difference between the CA EBITDA for the immediately preceding period of November 1st through October 31st, as determined by the Operating Companies’ accountants, less the applicable Cash Bonus, if any, paid on the immediately preceding Bonus Payment Date, (the “Adjusted CA EBITDA”) and less (x) the previous year’s Adjusted CA EBITDA on the second and third Anniversary Earnout Payment Date, or (y) the previous year’s CA EBITDA on the fourth and fifth Anniversary Earnout Payment Date. The “Applicable Year Multiplier” to be used in calculating the Tranche III Share Values shall be 4 for the second Anniversary Earnout Payment Date, 3 for the third Anniversary Earnout Payment Date, 2 for the fourth Anniversary Earnout Payment Date, and 1 for the fifth Anniversary Earnout Payment Date.

3.	The number of Tranche III Shares to be issued on any Anniversary Earnout Payment Date shall be calculated by dividing the Tranche III Share Value for the applicable Anniversary Earnout Payment Date by (a) the VWAP of the Parent’s restricted common stock as of the last Trading Day prior to the applicable Anniversary Earnout Payment Date, or (b) $1.09, whichever is greater. “VWAP” means, for a particular date, the volume-weighted average price of the Common Stock on the principal market on which the common stock is traded (the “Principal Market”) for a particular Trading Day as reported by Bloomberg. “Trading Day” means any day during which the Principal Market shall be open for business.

By way of example, the below is a potential future Tranche III Share issuance.

	Year 1	Year 2	Year 3	Year 4	Year 5
Total Preceding year	$ 5,000,000	$ 7,000,000	$ 10,000,000	$ 12,500,000	$ 15,000,000

CA EBITDA

Less Bonus Distribution

$ 1,250,000	$ 1,875,000	$ 2,500,000

Preceding year CA EBITDA Less Bonus Distribution

$ 3,750,000	$ 5,125,000	$ 7,500,000	$ 12,500,000	$ 15,000,000

Difference from Positive preceding year CA EBITDA

$ 3,750,000	$ 1,375,000	$ 2,375,000	$ 2,500,000	$ 2,500,000

multiplier	5	4	3	2	1

Earnout amount	18,750,000	5,500,000	7,125,000	5,000,000	2,500,000

Market Stock Price Rate at Earnout (by way of example only; this is not a projection for stock price)

$ 10.00	$ 10.00	$ 10.00	$ 10.00	$ 10.00

Earnout Stock issued

1,875,000	550,000	712,500	500,000	250,000

Shares of Stock 3,887,500

By Way of Example, estimated shares by year:

Year 1:	1,875,000
Year 2:	550,000
Year 3:	712,500
Year 4:	500,000
Year 5:	250,000

Total:	3,887,500

Estimated Value at $10/share (example of potential stock price only) equals $38,875,000.

Future Earn Out Cash

Annual Bonus based on 25% CA EBITDA before bonus payout for 3 years. Distribution of 25%, allocated as follows: 25% to McKinney, 25% to Guest, 25% to Loudermilk, and 25% to Gardner.

By way of example:

Year 1 Estimate: $1,250,000 based on $5,000,000 CA EBITDA for preceding year

Year 2 Estimate: $1,875,000 based on $7,500,000 CA EBITDA for preceding year

Year 3 Estimate: $2,500,000 based on $10,000,000 CA EBITDA for preceding year

Total 3 Year Bonus Payout: $5,625,000

2.3 Closing Date. Unless Buyer and Sellers otherwise agree, the purchase and sale of the Membership Interests will take place by facsimile transmission or by electronic mail in PDF format of all required documents (with the original executed documents to be delivered by overnight courier) to the offices of Richard J. Dreger, located at 11660 Alpharetta Highway, Building 700, Suite 730, Roswell, Georgia 30076, and will occur within at least five Business Days after satisfaction of the required conditions as set forth in this Agreement (“Closing Date” or “Closing”). At Closing, all of Sellers’ right, title and interest in and to the Membership Interests and in any such right, title or interest that Sellers may have or had with respect to the Business will be transferred and conveyed to Buyer free and clear of all Liens.

2.4 Payment of Current Seller Liabilities; Retained Liabilities.

(a) Schedule 2.4 (to be updated immediately prior to Closing) lists, in each case to the extent applicable: (i) the amount of the aggregate Indebtedness of the Company outstanding on the Closing Date; (ii) the aggregate amount of all undischarged judgments against the Company; (iii) the aggregate amount of all obligations secured by Tax liens against the Company, (iv) the total of the aggregate mortgage debt secured by, and the judgment liens encumbering, and the federal Tax liens filed against, any of the Assets, including the Properties, (v) the amount of any and all Liabilities or obligations of the Company pursuant to any employment Contract, severance agreement or Contract, any bonus program or plan, all Employee Benefit Plans and all other employee benefit plans and other employee benefits, and any Liability relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for the current or former employees of the Company; (vi) any Liability arising out of or relating to services performed by the Company in connection with the Business before the Closing Date; (vii) any Liability under the Company Contract that arises after the Closing Date out of or relating to any Breach or other action that occurred before the Closing Date; (viii) any Liability under any Excluded Contract; (ix) any Liability for Taxes including (A) any Taxes relating to or arising as a result of the operation of the Business prior to the Closing Date, (B) any Taxes that will arise as a result of the sale of the Membership Interests pursuant to this Agreement and (C) any deferred Taxes of any nature; (x) any Environmental, Health and Safety Liability arising out of or relating to the operation of the Business and the operation and occupation of the Properties or the leasing, ownership or operation of any Asset; (xi) (A) any Liability under any employment, severance, retention or termination agreement with any employee of the Company, (B) any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer; and (C) any Liability to indemnify, reimburse or advance amounts to any officer, director, member, manager, employee or agent of the Company; (xii) any Liability arising out of any Proceeding or Current Litigation with respect to the Company, the Business or the Assets, (xiii) any Liability arising out of or resulting from either Seller’s or the Company’ compliance or noncompliance with any Legal Requirement or Order of any Governmental Body; (xiv) any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions; (xv) any known accrued Liability of the Company based upon Seller's acts or omissions, or the Company’ acts or omissions occurring prior to the Closing Date; (subsections (i)-(xvi), collectively “Current Seller Liabilities” and each a “Current Seller Liability”).

(b)   Within 180 days of Closing, Sellers will pay all Current Seller Liabilities not previously discharged by Seller. Within 180 days of Closing, Seller will promptly obtain a release and discharge of all Indebtedness and all Current Seller Liabilities and will file all applicable lien discharges and releases from such creditors and deliver copies of such filings to Buyer, except for the liens created by the bank loans set forth in Section 2.4, which will continue to be liabilities of the Companies. In addition, within 180 days of Closing, Seller shall also pay: (ii) all Indebtedness and Liabilities of every kind or nature of the Company, except Current Litigation Matters, as of the Closing; (iii) all Liabilities, costs, fees and expenses associated with, resulting from or associated with any Proceeding or other litigation matter of the Company pending as of the Closing; and (iv) all Indebtedness and Liabilities of every kind or nature of the Company as of the Closing, not disclosed on Schedule 2.4 (collectively, subsections (i) – (iv) and the Current Seller Liabilities, the “Retained Liabilities”). All Retained Liabilities not paid at Closing shall remain the exclusive responsibility of Seller and will be assigned to, retained, paid, performed and discharged exclusively by Sellers and will not be retained by the Company nor assumed or acquired by, or conveyed or transferred to, Buyer or any Related Person of Buyer. Seller shall at all times indemnify, defend and hold Buyer and any Related Person of Buyer and the Company harmless from and against any claim or liability arising from the Retained Liabilities and Current Seller Liabilities.

(c) Notwithstanding anything to the contrary contained in this Section 2.4, the following Liabilities (jointly, the “Bank Loans”) will not be paid at closing and will remain obligations of the Companies: Firstar Bank Line of Credit #128628 (approximately $994,000); Firstar Bank Equipment Line of Credit #128629 (approximately $631,000); and BancFirst Note Payable, #0060161479 (approximately $310,000). Further (i) on or before the date which is ninety (90)days after the Closing Date, LGMG will cause McKinney, Guest and Loudermilk to be released from any guarantees executed by them of any obligations owed by LGMG to Firstar Bank NA; and (ii) on or before the date which is sixty (60) days after the Closing Date, LGMG will satisfy the Bancfirst Note Payable; or (iii) Parent shall pay to Sellers the sum of Five Hundred Thousand and no/100ths Dollars ($500,000.00) in cash and issue to Sellers an additional Two Million Purchase Price Shares.

2.5 Closing Obligations.

(a) Deliveries by Sellers. At the Closing, Sellers will deliver to Buyer: (i) the various certificates, instruments, and documents referred to in Section 6.1; and (ii) certificates representing all of the issued and outstanding Membership Interests of the Acquired Companies, endorsed in blank or accompanied by duly executed assignment documents in form and substance approved by Buyer.

(b) Deliveries by Buyer. At the Closing, Buyer will deliver to Sellers: (i) the various certificates, instruments, and documents referred to in Section 6.2; and (ii) the applicable consideration specified in Section 2.2.

2.6 Intentionally Omitted.

2.7 Closing Costs; Expenses.

(a) Sellers agrees to pay all documentary stamp tax or other transfer taxes relating to the transfer of the Membership Interests to Buyer. Sellers shall be solely responsible for all State or Federal income Taxes or similar Taxes imposed on Sellers as a result of the Contemplated Transactions. Sellers acknowledge and agree that neither the Buyer nor the Companies shall have a duty or obligation to pay any Taxes attributable to Sellers as a result of the purchase and sale of the Membership Interests.

(b) Each Party shall be solely responsible for any legal or accounting fees, brokerage or finders’ fees or agents’ commissions or other similar payments incurred by or agreed to by such Party in connection with the execution and delivery of this Agreement or the completion of the Contemplated Transactions.

Section 3
REPRESENTATIONS AND WARRANTIES CONCERNING
PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS OF THE COMPANIES

3.1 Representations and Warranties of Sellers. In order to induce Buyer to enter into this Agreement and consummate the Contemplated Transactions, each Seller represents and warrants to Buyer as follows (except otherwise disclosed on the Schedules) as follows with respect to such Seller:

(a) Authorization of Transaction. Such Seller has all right, power and capacity to execute and deliver this Agreement, and all other agreements, documents and written instruments to be executed by such Seller in connection with the Contemplated Transactions, and to perform his obligations under this Agreement and all such other agreements, documents and written instruments.

(b) No Conflict with Restrictions; No Default. To Sellers’ Knowledge, neither the execution, delivery, and performance of this Agreement nor such Seller’s performance of and compliance with the terms and provisions contemplated hereby (i) will conflict with, violate, or result in a Breach of any of the terms, covenants, conditions, or provisions of any Legal Requirements in effect on the date hereof applicable to, or any Order, Consent or Governmental Authorization of any Governmental Body directed to, or binding on such Seller, (ii) will conflict with, violate, result in a Breach of, or constitute a default under any of the terms, conditions, or provisions of any agreement or instrument to which, such Seller is a party or by which such Seller is or may be bound or to which any of their properties or assets are subject, (iii) will conflict with, violate, result in a Breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any Consent under any indenture, mortgage, lease agreement, or instrument to which such Seller is a party or by which such Seller or such Seller’s property or assets is or may be bound, or (iv) will result in the creation or imposition of any Lien upon any of the Properties or Assets of the Companies, or upon the Membership Interests, or cause Buyer (or any Related Person thereof) or the Companies to become subject to, or to become liable for the payment of, any Tax for which liability has accrued prior to the date of Closing.

(c) Consents; Governmental Authorizations. Except as set forth on Schedule 3.1(c), such Seller is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions. Any registration, declaration, or filing with, or Consent, or Governmental Authorization or Order by any Governmental Body that is required in connection with the valid execution, delivery, acceptance, and performance by such Seller under this Agreement or the consummation by such Seller of any transaction contemplated hereby has been completed, made, or obtained on or before the Closing Date.

(d) Litigation. Except as set forth in Schedule 3.1(d), there are no Proceedings pending or, to the Knowledge of such Seller, threatened against or affecting such Seller or any of their properties, assets, rights, or Business in any court or before or by any Governmental Body that could, if adversely determined (or, in the case of an investigation, could lead to any Proceeding that could, if adversely determined), reasonably be expected to materially impair such Seller’s ability to perform their obligations under this Agreement or to have a Material Adverse Effect on the Companies; and such Seller has not received any currently effective notice of any default; and such Seller is not in default, under any applicable Order of any Governmental Body that could reasonably be expected to impair such Seller’s ability to perform its obligations under this Agreement or to have a Material Adverse Effect on the Companies.

(e) Brokers’ Fees. Except as set forth on Schedule 3.1(e), such Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

(f) Membership Interests. As of the Closing Date, such Seller holds and will hold of record and own and will own beneficially all of the issued and outstanding Membership Interests of the Acquired Companies as described in Section 4.2, free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. As of the Closing Date, WelNess holds and will hold of record and own and will own beneficially seventy one and sixty-four hundredths percent (71.64%) of the issued and outstanding membership interests of the LGMG as described in Section 4.2 (the “LGMG Interests”), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Seller or WelNess is not a party to any option, warrant, purchase right, or other Contract or commitment that could require such Seller or WelNess to sell, transfer, or otherwise dispose of any Membership Interests, LGMG Interests or other equity interests of the Companies (other than this Agreement). Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Membership Interests or the LGMG Interest of the Companies. At Closing, upon payment of the Purchase Price as herein provided pursuant to Section 2.2A and B, good and valid title to such Seller’s Membership Interests described in Section 4.2 will pass to Buyer, free and clear of all Liens), restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Seller’s Membership Interest is not certificated.

(g) Valid Offering. Assuming the accuracy of the representations and warranties of Buyer set forth in Section 3.2(g), the offer, sale, and issuance of the Membership Interests of the Acquired Companies as contemplated herein will be exempt from the registration requirements of the Securities Act, and will be exempt from registration and qualification under the registration or qualification requirements of all applicable state securities laws. Such Seller has not taken and will not take any action that would cause the loss of any such exemption. Assuming the accuracy of the representations and warranties of Buyer set forth in Section 3.2(g), the offer, sale, exchange, and issuance of the Membership Interests of the Acquired Companies as contemplated herein will comply with all applicable Legal Requirements.

(h) Investment Intent. Such Seller is acquiring the Purchase Price Shares for their own account with the present intention of holding such securities for purposes of investment, and that they each have no intention of distributing such Purchase Price Shares or selling, transferring or otherwise disposing of such Purchase Price Shares in a public distribution, in any of such instances, in violation of the federal securities laws of the United States of America.

(i) Resale Limitations. Such Seller is fully aware of the restrictions on sale, transferability and assignment of the Purchase Price Shares, and that he must bear the economic risk of retaining ownership of such securities for an indefinite period of time. Such Seller is aware that (a) the Purchase Price Shares will not be registered under the Securities Act; and (b) because the issuance of the Purchase Price Shares has not been registered under the Securities Act, an investment in the Purchase Price Shares cannot be readily liquidated if the holder desires to do so, but rather may be required to be held indefinitely.

(j) Information on Sellers. Such Seller is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act, or is otherwise experienced in investments and business matters, has made investments of a speculative nature and has such knowledge and experience in financial, tax and other business matters as to enable it or him to evaluate the merits and risks of, and to make an informed investment decision with respect to, this Agreement. Such Seller understands that his or its acquisition of the Purchase Price Shares is a speculative investment, and such Seller represents that it or he or it is able to bear the risk of such investment for an indefinite period, and can afford a complete loss thereof.

3.2 Representations and Warranties of Buyer and Parent. In order to induce Sellers to enter into this Agreement and consummate the Contemplated Transactions, Buyer and Parent represent and warrant to Sellers that the statements contained in this Section 3.2 are correct and complete (except otherwise disclosed on the Schedules):

(a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Parent is a corporation duly, validly existing, and in good standing under the laws of the State of New York. Parent is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

(b) Authorization of Transaction. Buyer and Parent have full power and authority to execute and deliver this Agreement, and all other agreements and written instruments to which Buyer and Parent are parties as contemplated hereby, and to perform its obligations hereunder and thereunder. This Agreement, and such other agreements and written instruments, constitute the valid and legally binding obligation of Buyer and Parent, as applicable, enforceable in accordance with its terms and conditions, except as enforcement thereof may be limited by applicable Insolvency Laws. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer and Parent. Buyer and Parent have all right, power and capacity to execute and deliver this Agreement, and all other agreements, documents and written instruments to be executed by Buyer and Parent, as applicable, in connection with the Contemplated Transactions, and to perform their obligations under this Agreement and all such other agreements, documents and written instruments.

(c) Litigation. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or Parent or any of their properties, assets, rights, or Business in any court or before or by any Governmental Body that could, if adversely determined (or, in the case of an investigation, could lead to any Proceeding that could, if adversely determined), reasonably be expected to materially impair Buyer’s or Parent’s ability to perform its obligations under this Agreement; and Buyer or Parent have not received any currently effective notice of any default; and Buyer or Parent is not in default, under any applicable Order of any Governmental Body that could reasonably be expected to impair Buyer’s or Parent’s ability to perform their obligations under this Agreement.

(d) Brokers’ Fees. Buyer and Parent have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

(e) Purchase for Investment. Buyer is acquiring the Membership Interests for investment and not with a view to distributing all or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act. Buyer acknowledges that the Membership Interests have not been registered under the Securities Act.

(f) Investor Qualifications. Buyer and Parent: (i) have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of their investment in the Membership Interests; (ii) are able to bear the complete loss of their investment in the Membership Interests; (iii) have had the opportunity to ask questions of the Sellers and each of the Acquired Companies and their management concerning the terms and conditions of the Membership Interests, the business of each of the Companies, the Companies’ ownership and use of their respective assets, estimates and judgments utilized and relied upon by the Companies in preparing their financial statements; (iv) have had the opportunity to obtain additional information about each of the Companies and its business and all of Buyer’s and Parent’s questions have been answered to their satisfaction; and (v) are otherwise an “accredited investors” as such term is defined in Rule 501 promulgated under the Securities Act.

(g) No Conflict with Restrictions; No Default. Other than as set forth in Schedule 3.2(g), neither the execution, delivery, and performance of this Agreement nor Buyer’s or Parent’s performance of and compliance with the terms and provisions contemplated hereby (i) will conflict with, violate, or result in a Breach of any of the terms, covenants, conditions or provisions of any Legal Requirements in effect on the date hereof applicable to, or any Order, Consent or Governmental Authorization of any Governmental Body directed to, or binding on such Buyer or Parent, (ii) will conflict with, violate, result in a Breach of, or constitute a default under any of the terms, conditions, or provisions of any agreement or instrument to which Buyer or Parent is a party or by which Buyer or Parent is or may be bound or to which any of their properties or assets are subject, or (iii) will conflict with, violate, result in a Breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any Consent under any indenture, mortgage, lease agreement, or instrument to which such Buyer or Parent is a party or by which such Buyer or Parent or such Buyer’s or Parent’s property or assets are or may be bound.

(h) Consents; Governmental Authorizations. Except as set forth on Schedule 3.2(h), Buyer and Parent are not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions. Any registration, or filing with, or Consent, or Governmental Authorization or Order by any Governmental Body that is required in connection with the valid execution, delivery, acceptance, and performance by such Buyer or Parent under this Agreement or the consummation by such Buyer or Parent of any transaction contemplated hereby has been completed, made or obtained on or before the Closing Date.

SECTION 4

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES

Sellers represent and warrant to Buyer that the statements contained in this Section 4 are true, correct and complete as of the Effective Date and as of the Closing Date, except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

4.1 Organization, Qualification, and Power. The Companies are limited liability companies duly organized, validly existing, and in good standing under the laws of the State of Oklahoma. To Sellers’ Knowledge the Companies are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required. Buyer agrees Sellers have thirty (30) days from the date of Closing to properly register the Companies in any state in which qualification is required based on business interests at the Closing Date and to pay any all costs, taxes or fines imposed by such jurisdictions due to any Company’s failure to have timely filed such registrations in accordance with the laws of such jurisdictions. The Companies have full power and authority and all licenses, Consents, Permits, Approvals, and authorizations necessary to carry on the Business in which the Companies are engaged and to own and use the Property owned and used by each of the Companies. Schedule 4.1 lists the members, managers, directors and officers of the Companies. Schedule 4.1(b) lists all members of LGMG who completed the purchase of such membership interests pursuant to LGMG’s recent private placement memorandum (the “PPM”), together with each such member’s membership unit interest and the amount paid to LGMG by each such member. Schedule 4.1(c) lists prospective members of LGMG who have discussed with LGMG the purchase of membership interests pursuant to LGMG’s recent private placement (the “Prospective Members”), together with each such Prospective Member’s potential membership interest units and the amount paid or owing to LGMG by each such Prospective Member. Buyer and Sellers agree that Sellers shall have sixty (60) days from the date of Closing to obtain properly executed corrective documents from the Prospective Members and submit those to Buyer. Sellers have delivered to Buyer copies all of operating agreements, articles of organization, certificates of good standing, and all other corporate documents of Companies all of which are correct and complete. The Companies are not in default under or in violation of any provision of its Organizational Documents.

4.2 Capitalization. (i) One Hundred Percent (100%) membership interests of WelNess and Integrity are issued and outstanding, with 25% held by McKinney, 25% held by Guest, 25% held by Gardner, and 25% held by Loudermilk; (ii) One Hundred Percent (100%) membership interests of LGMG, LLC d/b/a Verifi Resource Group are issued and outstanding, with 71.64% held by WelNess and 28.36% held by those individuals whose names are set forth on Schedule 4.1(b) (the “Minority Members”). All of the issued and outstanding Membership Interests and the LGMG Interests have been duly authorized, are validly issued, fully paid, and nonassessable. The Membership Interests and the LGMG Interest are held of record by the Sellers or WelNess, respectively, free and clean of any restriction on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands (except restrictions under the Securities Act and state securities laws). Except as set forth on Schedule 4.2, no other Person has any right, title or interest in or to the Membership Interests, the LGMG Interest or any other equity interest of the Companies. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Companies to issue, sell, or otherwise cause to become outstanding any of its membership interests or any other equity interest or other security. Notwithstanding the foregoing, there are still outstanding units of LGMG that could be issued to accredited investors. There are no outstanding or authorized appreciation, phantom stock, profit participation, or similar rights with respect to the Companies. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Membership Interests or units of the Companies. Schedule 4.1(b) contains and complete and accurate capitalization of the Companies and the respective ownership of the Membership Interests by the Sellers and WelNess. The Sellers are the sole members of the Acquired Companies.

4.3 No Conflict; Consents.

(a) Except as set forth on Schedule 4.3(a), neither the execution and delivery of this Agreement by Sellers, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) Breach or otherwise conflict with any provision of the Organizational Documents of the Companies, or contravene any resolution adopted by the officers, managers, or members of the Companies; (ii) Breach or otherwise conflict with any Legal Requirement or Order to which the Companies may be subject or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Companies may be subject; (iii) Breach or otherwise conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held or being applied for by or on behalf of the Companies or that otherwise relates to the Companies or their Assets, Properties or the Business of the Companies; (iv) cause Buyer (or any Related Person thereof) to become subject to, or to become liable for the payment of, any Tax, which accrued prior to the date of Closing; (v) Breach or otherwise conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which the Companies is a party or by which the Companies is bound; or (vi) result in the imposition or creation of any Lien on any of the Companies’ Business, or Assets, including the Properties.

(b) Except as set forth on Schedule 4.3(b), the Companies are not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions, including any Consent required in order to preserve and maintain all Governmental Authorizations required for the ownership and continued operation of the Business of the Companies either before or after Closing and the consummation of the Contemplated Transactions. Any registration, declaration, or filing with, or Consent, or Governmental Authorization or Order by, any Governmental Body with respect to the Companies that is required in connection with the consummation of the Contemplated Transactions has been completed, made, or obtained on or before the Closing Date.

4.4 Brokers’ Fees. The Companies have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

4.5 Books and Records. The books of and records of the Companies as well as all books of account, financial statements and other financial records of each of the Companies, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and GAAP.

4.6 Title to Assets. The Companies have good and marketable title to all of the Assets, free and clear of all Liens, except for the liens created by the Bank Loans set forth in Section 2.4, which will continue to be liabilities of the Companies. The Assets are not leased and no Seller has otherwise granted to any Person the right to use, operate or own the Assets or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase any of Assets, or any portion thereof, or interest therein. The Assets of the Companies constitute all the Assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by the Companies and include all of the operating assets of the Companies.

4.7 Description of Assets. The assets of the Companies constitute only (a) the Properties (b) the Companies’ Contracts, (c) the Permits, Approvals, Consents, Governmental Authorizations, licenses and other permits and approvals obtained to date by the Sellers or that will be obtained by Sellers prior to Closing to conduct the Business of the Companies, including all right, title and interest thereto, as set forth on Schedule 4.7(c), (d) all data, documentation, books and records related to the Companies or Business, including research and engineering reports and drawings, permit records, title reports and policies, surveys relating to the Properties, correspondence and all other similar documents and records, including all right, title and interest thereto, as set forth on Schedule 4.7(d), (e) all Intangible Personal Property, (f) the Tangible Personal Property listed on Schedule 4.7(f), and (g) the Intellectual Property Assets (collectively, the “Assets”). Complete and correct copies of all the documentation related to the Assets have been provided to Buyer. The Companies own no other assets.

4.8 Condition of Tangible Personal Property. Except as disclosed on Schedule 4.8, (a) each item of Tangible Personal Property (including motor vehicles, scales, compactors, and bailers and all Tangible Personal Property set forth on Schedule 4.7(f)) is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business, is free from latent and patent defects and is being operated and maintained in all material respects in accordance with industry standards and prescribed operating instructions (if any) necessary to ensure the effectiveness of equipment warranties and/or service plans, and (b) no item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. All Tangible Personal Property owned or leased by the Companies are and will be as of Closing in the possession of the Companies.

4.9 Subsidiaries. The Companies do not own and have no right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

4.10 No Adverse Change. Since the formation of the Companies, there has not been any Material Adverse Change in the Business, operations, prospects, Assets, results of operations or condition (financial or other) of the Companies, and, to the Knowledge of Sellers, no event has occurred or circumstance exists that may result in such a Material Adverse Change. Neither Sellers nor the Companies have received any notice or other communication (written or oral) from any Governmental Body or any other Person regarding the ability of the Companies own or operate the Business or the Assets, or the intention of any Governmental Body to challenge or oppose the Buyer’s ownership or operation of the Business or the Assets. No action has been taken by the Sellers, the Companies or any other officer, director, manager, or member that would have a Material Adverse Effect on the Companies or the Contemplated Transactions or the Business, and the Companies have conducted the Business only in the Ordinary Course of Business. Without limiting the generality of the foregoing, since July 1, 2017:

(a) The Companies have not sold, leased, transferred, or assigned any of its Assets, tangible or intangible;

(b) except for the Companies Contracts and except as set forth on Schedule 4.10(b), the Companies have not entered into any agreement, Contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(c) except as set forth on Schedule 4.10(c), no party (including the Companies) has accelerated, terminated, modified, given rise to a notice of default, or cancelled any agreement, Contract, lease, Permit, Governmental Authorization, or license (or series of related agreements, contracts, leases, and licenses) to which the Companies are a party or by which they are bound or which affect the Companies and their Assets and Business;

(d) the Companies have not granted any Liens, except for the liens created by the Bank Loans set forth in Section 2.4, which will continue to be liabilities of the Companies, upon any of its Assets, tangible or intangible;

(e) except as set forth on Schedule 4.10(e), the Companies have not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(f) The Companies have not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(g) except as set forth on Schedule 4.10(g), the Companies have not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(h) Intentionally deleted;

(i) the Companies have not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) or suffered any extraordinary loss;

(j) the Companies have not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property Assets;

(k) except as set forth on Schedule 4.10(k), there has been no change made or authorized in the Organizational Documents of the Companies;

(l) the Companies have not issued, sold, pledged or otherwise disposed of any of its equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of equity interests or securities;

(m) Except as shown on Schedule 4.10(m) the Companies have not declared or set aside any dividend with respect to its equity interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity interests;

(n) except as set forth on Schedule 4.10(n), the Companies have not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property and Assets, including any Property or any Business;

(o) except as set forth on Schedule 4.10(o), the Companies have not made any loan to, or entered into any other transaction with, any of its members, managers, officers, directors, or employees;

(p) except as set forth on Schedule 4.10(p), the Companies have not entered into any employment Contract, severance or other benefit agreement, consulting agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement;

(q) the Companies have not granted any increase in the base compensation of any of its officers, directors, members, managers or employees outside the Ordinary Course of Business;

(r) the Companies have not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its members, managers, officers, directors and employees (or taken any such action with respect to any other Employee Benefit Plan);

(s) the Companies have not made any other change in employment terms for any of its directors, officers, members, managers and employees outside the Ordinary Course of Business;

(t) the Companies have not made or pledged to make any charitable or other capital contribution;

(u) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Companies;

(v) except as set forth on Schedule 4.10(v), the Companies have not discharged, in whole or in part, a material Liability or Lien outside the Ordinary Course of Business

(w) there has been no indication by any customer or supplier of the Business of an intention to discontinue or change the terms of its relationship with the Companies or the Business;

(x) none of the Companies has disclosed any Confidential Information, except as to provided to its Independent Contractors who are subject to similar confidentiality provisions;

(y) there has been no change in the accounting methods, principles or practices for financial accounting with respect to the Companies (except for those changes required by the Companies’ independent auditors to comply with GAAP) or for IRS reporting purposes; and

(z) neither the Sellers nor the Companies have committed to do any of the foregoing.

4.11 Undisclosed Liabilities; Financial Statements; Accounts Receivable.

(a) Except as specifically disclosed on Schedule 4.11(a), the Companies have not incurred any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of the Companies giving rise to any Liability), except for the Current Seller Liabilities and Retained Liabilities to be paid by Sellers at Closing pursuant to Section 2.4 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any Breach of contract, Breach of warranty, tort, infringement, or violation of any Legal Requirement.)

(b) Schedule 4.11(b) sets forth the following financial statements (collectively, the “Financial Statements”): (a) unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the nine (9) months ended August 31, 2017 (the “Most Recent Fiscal Month End”), for the Companies. In addition, on or before Closing, Sellers will provide Buyer with the Closing Balance Sheet in accordance with Section 6.1(j). The Closing Balance Sheet and the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Companies as of such dates and the results of operations of the Companies for such periods, are correct and complete, and are consistent with the books and records of the Companies (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

(c) All Accounts Receivable that are reflected in the Financial Statements and/or in the business records of the Companies represent valid obligations arising from sales actually made or services actually performed by the Companies in the Ordinary Course of Business. Except as set forth in Schedule 4.11(c), there is no contest, defense or right of set-off currently being claimed or, to the Knowledge of Sellers, expected to be claimed, by any account debtor with respect to any Account Receivable, or any part thereof.

4.12 Permits.

(a) Schedule 4.12(a) contains (i) a complete and accurate list of all permits, licenses, Consents, Governmental Authorizations and Approvals owned by the Companies that are necessary or required to own, construct, operate and develop the Business, the Assets and the Properties (collectively, the “Permits”). Schedule 4.12(a) also contains a complete and accurate list of all permits, Governmental Authorizations, Consents, licenses, and approvals for which the Companies or Seller have made application with respect to the ownership, operation, construction, and development of the Business and the Properties where such application is still pending as of the date hereof and at Closing. The Companies have not received any notice (written or oral) from any Governmental Body of rejection of any such application or any notice (written or oral) that any such application is being considered for rejection. Each Permit is valid and in full force and effect. The Permits listed or required to be listed in Schedule 4.12(a) and 4.7(c) collectively constitute all of the Permits necessary or required to permit the Companies to lawfully conduct and operate each Business on each Property in accordance with all Legal Requirements. The Companies is, and at all times has been, in full compliance with all of the terms and requirements of each Permit listed or required to be listed in Schedule 4.12(a) and 4.7(c).

(b) Seller has delivered, or has caused to be delivered, to Buyer (or its Representatives) copies of (i) all Permits and Approvals and applications therefor referred to above in this Section 4.12 and in Section 4.7, and (ii) all other correspondence between Seller or the Companies (or their Representatives) and the applicable Governmental Bodies in connection with such Permits and applications therefor.

(c) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit listed or required to be listed in Schedule 4.12(a) and 4.7(c) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit or Approval.

(d) Neither Seller nor the Companies has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit; and

(e) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 4.12(a) and 4.7(c) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.

4.13 Governmental Authorizations.

(a) Schedule 4.13(a) contains a complete and accurate list of each Governmental Authorization (including document title or name, issuing authority and identifying number) held by the Companies or the Seller that relates in any way to the Companies, the Assets, including the Properties, or the Business. Seller has delivered to Buyer a true and complete copy of all such Governmental Authorizations. Each Governmental Authorization listed or required to be listed on Schedule 4.13(a) is valid and in full force and effect. The Companies have at all times since the formation of the Companies been in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 4.13(a). No event has occurred or circumstance exists that may (with or without notice or lapse of time) (a) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 4.13(a), or (b) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Schedule 4.13(a).

(b)   Neither the Companies nor the Seller have received at any time since the formation of the Companies any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization relating to the Companies, any Business or the Assets, including any Property, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization relating to the Companies, the Business or the Assets, including the Properties. Any registration, declaration, or filing with, or Consent, or other Governmental Authorization or order by, any Governmental Body that is required in connection with the valid execution, delivery, acceptance, and performance by Seller and the Companies under this Agreement, or the consummation by Seller of any Contemplated transaction under this Agreement, has been or will be completed, made, or obtained on or before the Closing Date.

(c) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Schedule 4.13(a) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(d)   The Governmental Authorizations listed or required to be listed on Schedule 4.13(a) collectively constitute all of the Governmental Authorizations necessary to permit the Companies to lawfully own, operate, construct and develop each Business on each Property and to otherwise operate and conduct the Business in the manner in which the Companies is currently conducted. Such Governmental Authorizations also collectively constitute all of the Governmental Authorizations necessary to permit the Companies to own, occupy, operate, improve, develop and use the Assets, including the Properties, and the Business in the manner in which the Companies currently own occupy, operate, improve, develop and use the Assets, including the Properties and operate the Business, and are valid and in full force and effect.

4.14 Compliance With Legal Requirements.

(a) Except as set forth in Schedule 4.14: (i) the Companies are, and at all times have been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of their Assets, including the Properties; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Companies of, or a failure on the part of the Companies to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of the Companies to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature; and (iii) neither the Seller nor the Companies have received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of the Companies to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature.

4.15 Tax Matters.

(a) From the date of their organization, each of the Companies have been taxed and treated as a partnership under subchapter K of the Code for federal and/or state income tax purposes.

(b)   The Companies have filed all Tax Returns that they were required to file under applicable Legal Requirements and regulations. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Companies (whether or not shown on any Tax Return) have been paid. The Companies are not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Companies do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Assets of the Companies. As of the Closing Date, the Companies will have paid all Taxes (other than Taxes not yet due and payable) and with respect to any Taxes that are not yet due and payable as of the Closing Date, the Companies has adequately reserved for such Taxes, except as described on Schedule 4.15(a).

(c) The Companies have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(d)   Neither Seller, nor any member, manager, director or officer (or employee responsible for Tax matters) of the Companies, expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Companies. The Companies had not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Companies has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Companies.

(e) Schedule 4.15(e) sets forth all federal, state, local, and foreign income Tax Returns filed with respect to the Companies for taxable periods ended on or after the formation of each Companies, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Companies filed or received since the formation of each Companies.

(f) The Companies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) The Companies are not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). The Companies have not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(h)   The Companies are not a party to or bound by any Tax allocation or sharing agreement. The Companies (i) have not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) has Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(i) Schedule 4.15(i) Intentionally Deleted.

(j) Except as set forth on Schedule 4.15(j), the unpaid Taxes of the Companies (i) did not, as of the most recent fiscal month end of each Companies, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet of the Companies and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies in filing its’ Tax Returns. Since the date of the most recent balance sheet of the Companies, the Companies have not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(k)   The Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

4.16 Condition of the Properties.

(i) To Sellers’ Knowledge, there are no structural deficiencies or latent or patent defects affecting any of the Improvements on any Property and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof.

(ii) To Sellers’ Knowledge, there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any of the Properties or any portion thereof or interest therein. To Sellers’ Knowledge, there is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the ownership, lease, use or occupancy of each Property or any portion thereof.

(iii) Schedule 4.16(iii) lists each Real Property Lease to which the Companies are a party. Each Real Property Lease is legal, valid, binding, enforceable and in full force and effect. Except as set forth on Schedule 4.16(iii), the Contemplated Transactions do not require the Consent of any other party to such Real Property Lease, will not result in a Breach of or default under such Real Property Lease, and will not otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. The possession and quiet enjoyment of the any Property under any Real Property Lease has not been disturbed and there are no currently unresolved disputes with respect to such Real Property Lease. Neither the Companies, nor, to the Knowledge of Seller, any other party to such Real Property Lease, is in Breach or default under the Real Property Lease, and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a Breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease. No security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full. The Companies do not owe, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease. Except as shown on Schedule 4.16(iii), the other party to each Real Property Lease is not an affiliate of, and otherwise does not have any economic interest in Seller or its respective Related Persons. Except as shown on Schedule 4.16(iii), neither Seller nor the Companies has subleased, licensed or otherwise granted any Person the right to use or occupy any Property or any portion thereof. Except as shown on Schedule 4.16(iii), neither Seller nor the Companies has collaterally assigned or granted any other security interest in any Property subject to a Real Property Lease or any interest therein. Except as shown on Schedule 4.16(iii), there are no Liens or other encumbrances on the estate or interest created by any Real Property Lease.

(iv) Each Property has legal access to a public right-of-way. Neither Seller nor the Companies shall grant, convey, dispose of, sell, encumber, assign or transfer any interest in any Property, including but not limited to any contract, option, lease, easement, or other agreement granting any interest whatsoever in the Properties, without the prior written consent of Buyer.

4.17 Conveyance of Entire Interest In the Acquired Companies and the Assets. At Closing, all of Sellers’ right, title and interest in and to the Membership Interests and in such right, title or interest that Seller may have or had with respect to the Business and the Assets of the Companies, including the Properties of the Acquired Companies will be transferred and conveyed to Buyer free and clear of all Liens.

4.18 Contracts.

(a) The only Contracts to which the Companies are a party are described in Schedule 4.18(a) (“Companies Contracts”), and correct and complete copies of all such Contracts have been provided to Buyer.

(b) The Seller does not have and may not acquire any rights under the Companies Contract, and Seller does not have and will not become subject to any obligation or Liability under the Companies Contract, that relates to the Business of the Companies.

(c) Except as set forth on Schedule 4.18(c), the Companies Contracts are legal, valid, binding, enforceable, and in full force and effect (except as enforcement thereof may be limited by applicable Insolvency Laws), and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions; (ii) none of the Companies Contracts will upon completion or performance thereof have a Material Adverse Effect on the Business, Assets or condition of the Companies or the ownership, operation, construction and development of the Business by the Companies; (iii) the Companies are, and at all times have been, in compliance with all applicable terms and requirements of the Companies Contracts; (iv) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give the Companies or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, the Companies Contracts; (v) no party to the Companies Contracts has threatened to terminate its business relationship with the Companies for any reason; (vi) Neither Seller or the Companies has given to or received from any other Person any notice or other communication (whether oral or written) regarding the actual, alleged, possible or potential Breach of the Companies Contract; and (vii) no event has occurred or circumstance exists under or by virtue of the Companies Contract that (with or without notice or lapse of time) would cause the creation of any Lien affecting any of the Assets.

(d) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Companies under the Companies Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(e) Any Companies Contract relating to the sale or provision of services by the Companies has been entered into in the Ordinary Course of Business of the Companies and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

(f) Seller has provided to Buyer a complete list of the recurring customers of the Business, whether or not such recurring customers are bound by a written contract or agreement with the Companies. Attached hereto as Schedule 4.18(f) is a sample Onboarding form which the Companies use for their recurring customers. All Onboarding forms between the Companies and the recurring customers of the Business are in substantially the same form and contain substantially the same terms and conditions as set forth in the sample Onboarding form attached hereto as Schedule 4.18(f).

4.19 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Companies, except as may be contained within loan documents or lease agreements.

4.20 Litigation. Except as set forth in Schedule 4.20 (which lists pending or threatened Proceedings, all of which are referred to as “Current Litigation Matters”), there is no pending or, to Seller’s Knowledge, threatened Proceeding: (i) by or against the Companies; (ii) that otherwise relates to or may affect the Business of, or any of the Assets owned or used by, the Companies; or (iii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions, the Business or the Assets, or the ownership, construction, development, or operation of any of the Properties in furtherance of the Business. To Sellers Knowledge no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a Basis for the commencement of any such Proceeding. Except as set forth in Schedule 4.20, (i) there is no Order to which the Companies, the Business or any of the Assets is subject or that in any way relates to or could reasonably be expected to affect the Companies, the Business or the Assets, or the ownership, construction, development, or operation of the Properties; and (ii) no officer, director, member, manager, agent or employee of the Companies is subject to any Order that prohibits such officer, director member, manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business of the Companies. Except as set forth on Schedule 4.20, (i) each of Sellers and the Companies is, and at all times have been, in compliance with all of the terms and requirements of any Order, (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any such Order, and (iii) neither Sellers nor the Companies have received any notice or other communication (whether written or oral) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any such Order.

4.21 Employees. Schedule 4.21 sets forth for all employees of the Companies: the (i) name, (ii) job title, (iii) date of hiring or engagement, (iv) date of commencement of employment or engagement, (v) current compensation paid or payable and any change in compensation since the formation of the Companies, (vi) sick and vacation leave that is accrued but unused, (vii) service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan, or any other employee benefit plan and (viii) details of any disciplinary problems within the past two (2) years. No retired employees of the Companies, or their dependents, are receiving benefits or are scheduled to receive benefits in the future from the Companies. No officer, director, agent, member, manager, employee, consultant, or independent contractor of the Companies is bound by any Contract that purports to limit the ability of such officer, director, member, manager, agent, employee, consultant, or independent contractor (a) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business of the Companies or (b) to assign to the Companies or to any other Person any rights to any invention, improvement, or discovery. No former or current officer, director, member, manager, agent, employee, consultant, or independent contractor of the Companies is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of the Companies to conduct the Business as heretofore carried on by the Companies. All salaries, wages and other compensation and benefits payable to each officer, director, agent, member, manager, employee, consultant, or independent contractor of the Companies have been accrued and paid by the Companies when due for all periods through the Closing Date and will have been paid by the Companies when due for all periods through the Closing Date. The employment of each employee who is employed by the Companies can be terminated by the Companies upon not more than fourteen (14) days’ notice without severance, penalty or premium, other than payment of accrued salaries, wages and vacation benefits. Except as set forth on Schedule 4.21, the Companies do not own or maintain any Employee Benefit Plan pursuant to which any employee or former employee is entitled to benefits that the Companies maintain, to which the Companies contributes or has any obligation to contribute, or with respect to which the Companies has any Liability or potential Liability Neither Seller nor the Companies has violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.

4.22 Labor Disputes; Compliance.

(a) The Companies have complied in all respects at all times with all Legal Requirements, including all Occupational Safety and Health Laws, relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, payment of social security and similar Taxes, collective bargaining and other requirements under applicable Legal Requirements. The Companies are not liable for the payment of any Taxes, including any social security and similar Taxes, fines, penalties, interest, back wages, front pay, liquidated or compensatory damages, exemplary damages or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b) The Companies have not been, and are not now, a party to any collective bargaining agreement or other labor Contract. There has not been, there is not presently pending or existing, and to Seller’s Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the Companies. No event has occurred or circumstance exists that could provide the Basis for any work stoppage or other labor dispute. There has not been, there is not presently pending or existing, and, to the Knowledge of Seller, there is not overtly threatened any Proceeding, charge, grievance proceeding or other claim against or affecting the Companies (or any director, officer, manager, member or employee thereof) relating to the actual or alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting the Companies or the Business. There is no organizational activity or other labor dispute against or affecting the Business or the Companies and no application or petition for an election of or for certification of a collective bargaining agent is pending. No grievance or arbitration Proceeding exists that might have a Material Adverse Effect upon the Companies or the conduct of the Business. Neither the Companies nor the Seller have been served notice of, and Seller and the Companies do not otherwise have Knowledge of, any grievance or arbitration Proceeding by any employee of the Companies that might have an adverse effect upon the Companies, the Assets or the conduct of the Business. There has been no charge of discrimination filed against or, to Seller’s Knowledge, threatened against the Companies with the Equal Employment Opportunity Commission or similar Governmental Body. There is no lockout by the Companies of any employees of the Companies, and no such action is contemplated by Seller or the Companies.

4.23 Employee Benefits. Except as set forth on Schedule 4.23, the Companies do not own or maintain any Employee Benefit Plan pursuant to which any employee or former employee is entitled to benefits that the Companies maintain, to which the Companies contribute, or has any obligation to contribute, or with respect to which the Companies has any Liability or potential Liability. Except as set forth on Schedule 4.23, the Companies do not maintain, contribute to or have an obligation to contribute to, or have any Liability or potential Liability with respect to, any Employee Welfare Benefit Plan (as defined by ERISA) providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of the Companies other than in accordance with COBRA.

4.24 Guaranties. Except as set forth on Schedule 4.24, the Companies are not a guarantor and are not otherwise liable for any Liability or obligation (including Indebtedness) of any other Person.

4.25 Environmental Matters.

(a) Except as disclosed on Schedule 4.25, (i) the Companies have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental Laws; (ii) the Properties do not now contain nor have the Properties contained any underground storage tanks or Hazardous Material; (iii) neither this Agreement nor the consummation of the Contemplated Transactions will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws; and (iv) the Companies has not assumed, have the Companies otherwise become subject to, any Liability, including without limitation any obligation for corrective or Remedial Action, of any other Person relating to Environmental Laws.

(b) Except as disclosed on Schedule 4.25, (i) the Companies have complied in all respects, and are presently in compliance in all respects, with all applicable Environmental Laws pertaining to the ownership and operation of the Assets, the Properties and the Business, (ii) neither Seller nor the Companies has received any communication alleging that they are not in compliance with any Environmental Law, (iii) neither Seller nor the Companies has taken any action that could reasonably result in any Liability (other than minor Liabilities of nominal or no financial or other consequence) relating to (1) the environmental conditions on, under, or about the Properties or any real property that is presently owned, leased or otherwise used by the Companies, or upon which the Companies locate their Tangible Personal Property; or (2) the present use, management, handling, transport, treatment, generation, storage, disposal or release of any Hazardous Material. There are no pending or threatened Proceedings of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting the Companies, the Business, the Properties or any of the Assets of the Companies. No Property contains wetlands, vegetation, animal species or significant historic/archaeological sites which are subject to special regulations or limitations under any Legal Requirement. No unacceptable material has deposited or buried on or under the Properties in violation of any Permit, Governmental Authorization or Legal Requirement; no toxic wastes or Hazardous Materials have been deposited, disposed of, stored, generated or released on or from the Properties, and there are no cemeteries, grave sites or other burial sites located on the Properties.

4.26 Certain Business Relationships with the Companies. Except as disclosed on Schedule 4.26, neither Seller, nor their Related Persons, nor the officers, directors, managers, members and employees of the Companies has been involved in any business arrangement or relationship with the Companies within the past twelve (12) months, and neither Seller, nor their Related Persons, nor the officers, directors, employees, members, managers, directors and officers of the Companies owns any asset, tangible or intangible, which is used in the Business of the Companies. Neither the Companies nor its Related Persons, their respective officers, employees, members, managers, directors and officers of the Companies nor any Seller nor any Related Person of any of them owns, or has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with the Companies other than business dealings or transactions disclosed in Schedule 4.26, each of which has been conducted in the Ordinary Course of Business with the Companies at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with the Companies with respect to any line of the products or services of the Companies in any market presently served by the Companies. Except as set forth in Schedule 4.26, neither the Companies nor its Related Persons, their respective officers, employees, members, managers, directors and officers of the Companies, nor the Seller nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, the Companies.

4.27 Intellectual Property. Schedule 4.27 contains a complete and accurate list and summary of all Intellectual Property owned or possessed by the Companies, or which the Companies have the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission (collectively and together with the Intangible Personal Property, the “Intellectual Property Assets”). Such Intellectual Property Assets constitute all of the Intellectual Property necessary for the operation of the Business of the Companies as presently conducted. The Intellectual Property Assets do not infringe on the intellectual property rights of any Person. The Companies are the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Liens. The Companies have the right to use all of the Intellectual Property Assets without payment to any third party. The Companies own or has the right to use pursuant to ownership, license, sublicense, agreement, permission or free and unrestricted availability to general public all of the Intellectual Property Assets used by such Companies. The Companies have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller, nor the Companies, or their respective members, managers, directors and officers and employees has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Companies must license or refrain from using any intellectual property rights of any third party). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any proprietary intellectual property rights of the Companies.

4.28 Corrupt Practices. Except in compliance with all Legal Requirements or as set forth in the contracts listed in Schedule 4.28, neither the Seller, the Companies, nor any of their Related Persons, or each of their respective officers, directors, employees or agents, have, directly or indirectly, ever made, offered or agreed to offer anything of value to (a) any employees, Representatives or agents of any customers of Seller or the Companies for the purpose of attracting business to Seller or the Companies or (b) any domestic governmental official, political party or candidate for government office or any of their employees, Representatives or agents.

4.29 Solvency. Neither Seller nor the Companies is Insolvent and neither the Seller nor the Companies has committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition in bankruptcy filed against it, filed a petition or undertaken any action proceeding to be declared bankrupt, to liquidate its assets or to be dissolved. The Contemplated Transactions will not cause the Companies to become Insolvent or to be unable to satisfy and pay its debts and obligations generally as they come due.

4.30 Operating Agreement. Attached hereto as Schedule 4.30 are true and correct copies of the Operating Agreements (the “Operating Agreements”) for the Companies. The Operating Agreements are in full force and effect and have not been rescinded, modified or amended in any way.

4.31 States in which doing Business. The Companies operate the Business within each of the following States: Oklahoma, Texas, Kansas, Missouri, Arkansas, Mississippi, Illinois, Nevada, Arizona, North Carolina and Tennessee.

4.32 Disclosure.

(a) No representation or warranty or other statement made by Seller in this Agreement, the Schedules, the certificates delivered pursuant to this Agreement or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b) Seller has no Knowledge of any fact that has specific application to the Companies (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of the Companies that has not been set forth in this Agreement or the Schedules.

4.33 Operating Agreements of Companies. The following consist of all operating agreements currently in effect for the Companies, all of which are in full force and effect and none of which have been amended or modified in any way: (a) Operating Agreement of WelNess Benefits, LLC, dated as of December 12, 2016; (b) Operating Agreement of Integrity Lab Solutions, LLC, dated as of May 25, 2017 and (c) Second Amended and Restated Operating Agreement of LGMG, LLC, dated effective January 30, 2017.

Section 5
COVENANTS

5.1 General. The Parties will cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and will (a) furnish upon reasonable request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 or unless such cost or expense is the obligation of the non-requesting Party under this Agreement). Sellers acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), Permits, Governmental Authorizations, certificates of title, agreements, Companies Contracts, Organizational Documents, financial data and all other documents of any sort relating to the Companies (all of the forgoing, the “Companies Documents”).

5.2 Inspection Period. Prior to the Closing (the “Inspection Period”), the Buyer shall have the inspection rights set forth in this Section 5.2. Buyer shall have the Inspection Period within which to physically inspect the Assets, including the Properties, and the Companies Documents and to conduct its due diligence with respect to the Assets, including the Properties, the Business and the Companies. Buyer and Buyer’s officers, directors, employees, consultants, agents and attorneys and other authorized representatives, shall have the right to reasonable access to the Assets, the Properties and Companies Documents and to all records of Sellers and the Companies related thereto, including without limitation title information, property information, surveys, maintenance records, environmental assessment reports, engineering reports and any other information of the Companies, the Business and the Assets, at reasonable times during the Inspection Period for the purpose of inspecting the Assets, including the Properties, and the Business, and conducting all studies, tests, inspections and measurements of all kinds as deemed necessary by Buyer, reviewing the books and records of Sellers and the Companies concerning the Companies, the Business and the Assets, including the Properties, and otherwise conducting its due diligence review of the Companies, the Business, and the Assets, including the Properties. Sellers shall cooperate with and assist Buyer in making such inspections and reviews and in obtaining copies of any documentation related to the Companies, the Business, and the Assets and Properties, including the review and inspection of any and all Permits, Approvals, Consents, licenses, Governmental Authorizations and other permits and approvals necessary or required for the Companies to own, operate, construct and develop the Business and in accordance with such other applicable local, state and federal Legal Requirements. Sellers shall make available to Buyer such of the foregoing as may be in Sellers’ possession, or the Companies’ possession, in order to facilitate Buyer’s due diligence. Sellers shall give Buyer any authorizations which may be required by Buyer in order to gain access to records or other information pertaining to the Companies, the Assets, including the Properties, and the Business, or the use thereof maintained by any third party, Governmental Body or organizations. Buyer shall, prior to the expiration of the Inspection Period, notify Sellers of the Companies Contract that Buyer does not wish for the Companies to continue to be a party thereto and be bound thereby (“Excluded Contracts”).

5.3 Intentionally Omitted.

5.4 Transition.

(a) Sellers and its Related Persons will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, vendor, customer, supplier, or other business associate of the Companies from maintaining the same business relationships with the Companies after the Closing as it maintained with the Companies or Seller prior to the Closing. The Parties will cooperate to provide each other with reasonable information systems support to permit a smooth transfer of business operations between the Parties. In such regard, Seller will provide Buyer with all information and systems support in connection with the operation of the Companies and the Business. Such assistance shall include electronic, computer and other system assistance. Seller will refer all customer inquiries relating to the Business of the Companies to Buyer from and after the Closing.

(b) From and after the Effective Date and continuing for ninety days after Closing, the Parties will cooperate to provide each other with reasonable information systems support to permit a smooth transfer of the operations of the Business. In such regard, during such ninety (90) day period, Seller will provide Buyer with reasonable billing and other information systems support in connection with the operation by Buyer of the Business. Such assistance shall include electronic, computer and other system assistance. Seller also agrees to advise and assist Buyer with respect to any and all local community and government programs, Proceedings, introductions, and arrangements relating to the Business. Seller will cooperate with and assist Buyer with any submission of any proposals to any Governmental Bodies and to provide the services necessary to procure all Permits, Approvals, Governmental Authorizations, Contracts, orders, Consents, licenses, assignments, and approvals from the State of Georgia for the Companies to have the right to own, operate, construct, and develop the Business in the Buyer’s sole discretion, including without limitation, assistance with the completion of all applicable filings, submissions, registrations and all other requirements relating thereto, and attendance at all meetings, public hearings and any other Proceedings with applicable Governmental Bodies, or their Representatives, at Buyer’s request. From and after the Effective Date, Seller will agree to devote the time and attention necessary to the business and affairs of Buyer and the Companies and shall give Buyer the benefit of Seller’s special knowledge, skill and business expertise to promote the Buyer’s and the Companies’ business interests in the marketplace. All services to be provided to Buyer, and the Companies, as applicable, and all actions taken by Seller will be in accordance with all Legal Requirements. The services to be provided by the Seller to Buyer and the Companies pursuant to this Agreement shall be exclusive to Buyer and the Companies, and Seller will not provide, either directly or indirectly, similar services to any other Person.

5.5 Confidentiality.

(a) Seller hereby acknowledges and agrees that, through its ownership or operation of the Companies, has occupied positions of trust and confidence with respect to the Companies and the Business up to the date hereof and has had access to, and has become familiar with, the confidential and non-public information of the Companies and the Business any and all other confidential or proprietary information concerning the affairs or conduct of the Companies and the Business prior to the date hereof, whether prepared by or on behalf of the Seller or the Companies (collectively, the “Confidential Information”).

(b) Seller hereby acknowledges and agrees that the protection of the Confidential Information of the Companies is necessary to protect and preserve the value of the Companies and the Business and Assets of the Companies, and that without such protection, Buyer would not have entered into this Agreement and consummated the Contemplated Transactions. Accordingly, subject to the provisions of Section 5.5(c), Seller hereby covenants and agrees, for itself, their Representatives and Related Persons and its and their successors and permitted assigns, that, without the prior written consent of Buyer (which consent will be at the Buyer’s absolute discretion to give or withhold), Seller will not, nor will Seller cause or permit any of its Representatives or Related Persons to, at any time on or after the Closing Date, directly or indirectly, disclose to any Person or use for its own account or benefit or for the account or benefit of any other Person any Confidential Information, except as required under its agreements with its Independent Contractors, Sales Representatives and Consultants, all of which have signed confidentiality provisions in their current agreements with Companies.

(c) The provisions of Section 5.5(b) will not apply to any Confidential Information (i) that a the Seller can demonstrate with documentary evidence is generally known to, and available for use by, the public other than as a result of the Breach of this Agreement or any other agreement pursuant to which any Person (including Seller or any Representative or Related Person thereof) owes any duty of confidentiality to the other Party or previously owed any duty of confidentiality to Buyer; (ii) that is required to be disclosed pursuant to Legal Requirement or an Order, or (iii) that the Seller can reasonably determine is necessary to be disclosed to a Representative of Seller in order for Seller to perform its covenants and obligations, or to enforce its rights against Buyer, under this Agreement or any related agreement (and then only to the extent necessary to perform such covenants and obligations or to enforce such rights). If Seller (including any Representative or Related Person thereof) becomes compelled by a Legal Requirement or any order to disclose any Confidential Information, Seller will provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy in respect of such compelled disclosure. If such a protective order or other remedy is not obtained by or is not available to Buyer, then Seller will be responsible for ensuring that only the minimum portion of such Confidential Information that is legally required to be disclosed is so disclosed, and Seller will use all reasonable efforts to obtain assurances that confidential treatment will be given to such Confidential Information. Seller acknowledge its responsibility to ensure that its Representatives and agents who are given, or now have, access to the Confidential Information will comply with the terms of this Section 5.5. Seller shall be liable for any Breach of this Agreement caused by its Representatives and agents.

5.6 Injunctive Relief. The Parties acknowledge and agree that (a) each of the provisions of Sections 5.1, 5.4, 5.5, 5.8, 5.9, 5.10, 5.12 and 5.13 are reasonable and necessary to protect the legitimate business interests of the Parties and their Related Persons, (b) any violation of any such covenant contained in Sections 5.1, 5.4, 5.5, 5.8, 5.9, 5.10, 5.12 and 5.13 would result in irreparable injury to the Parties and their Related Persons, the exact amount of which would be difficult, if not impossible, to ascertain or estimate, and (c) the remedies at law for any such violation would not be reasonable or adequate compensation to the Parties and their Related Persons for such a violation. Accordingly, notwithstanding any other provision of this Agreement, if either Party, directly or indirectly, violates any of its covenants or obligations under Sections 5.1, 5.4, 5.5, 5.8, 5.9, 5.10, 5.12 and 5.13 then, in addition to any other remedy which may be available to the other Party or any Related Person thereof, at law or in equity, the Parties and their Related Persons will be entitled to injunctive relief against the other Party, without posting bond or other security, and without the necessity of proving actual or threatened injury or damage.

5.7 Employees. Buyer shall, in conjunction with the Companies, determine those employees that the Companies shall retain after Closing. Any employment will be at base salary or wage rates determined by Buyer and the Companies. The provision of any other compensation or employee benefits, including, without limitation, bonuses, commissions, health benefits or compensation plans, will be at Buyer’s and the Companies’ discretion, and Buyer shall not assume any Employee Benefit Plan, any benefit plan obligation, or acquire any benefit plan assets from Seller, the Companies or any Related Person thereof.

5.8 Public Announcements. The Parties will keep the existence of this Agreement, the terms and conditions hereof and the Contemplated Transactions confidential, and the Parties will not, nor will they cause or permit any Related Person or Representative to, make any public announcement in respect of this Agreement or the Contemplated Transactions without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed; provided, however that the foregoing confidentiality and non-disclosure obligations will not apply to: (1) Buyer if at Closing, if Buyer determines to issue a press release announcing the fact of the acquisition of the Companies or (2) the Parties to the extent that (a) disclosure of such information is reasonably necessary to consummate the Contemplated Transactions, (b) disclosure of such information is required pursuant to Legal Requirement (including the Securities Exchange Act of 1934, as amended, and the rules of any national stock exchange or automated dealer quotation system) or an Order, (c) disclosure of such information is reasonably necessary for the Parties to enforce their rights under this Agreement, or (d) such information is already in the public domain other than as a result of a breach of this Section 5.8 or 5.5 or any other confidentiality or non-disclosure obligation owed to a Party by any Person (including the other Party). To the extent that any public announcement of this Agreement, any of the provisions hereof or the Contemplated Transactions is required of the Parties by Legal Requirement or Order, the Parties will cooperate reasonably with respect to reaching agreement on the contents and timing of such announcement.

5.9 Use of Name. Sellers hereby agrees that from and after the Closing Date that Sellers and their Related Persons shall not, directly or indirectly, use the names “WelNess Benefits”, “WelNess” “LGMG”, Verifi Resource Group”, “Verifi Resource”, “Verifi”, “Integrity”, “Integrity Lab Solutions” or any derivation or variation thereof in any manner unless agreed upon by the Parties.

5.10 Pre-Closing Covenants. The Parties agree as follows with respect to the period between the Effective Date and the Closing or earlier termination of this Agreement:

(a) Sellers will not engage, and will not cause or permit the Companies, to engage, in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business with respect to the Assets, including the Properties, the Business or the Companies without Buyer’s express written consent, which consent may be withheld at Buyer’s sole discretion. Neither Sellers nor the Companies will sell, lease, transfer or assign any of the Membership Interests or the Assets and Properties and will not impose any Liens upon any of the Membership Interests or the Assets, including the Properties. Sellers will not and will not cause or permit the Companies to, without Buyer’s prior consent, cancel, compromise, waive or release any right or claim under, in or to the Membership Interests or the Assets, including the Properties.

(b) Sellers will not, and will not cause or permit the Companies to, without Buyer’s prior consent, voluntarily incur any obligation or Liability or enter into any material transaction, contract, capital expenditure or commitment for which Buyer may have responsibility or Liability after Closing.

(c) Sellers will, and will cause the Companies to, keep the Assets, including the Properties, of the Companies substantially intact and will maintain all of the Assets, including the Properties of the Companies in a state of condition that complies with all Legal Requirements and is consistent with the Ordinary Course of Business of Sellers and the Companies.

(d) Sellers will, and will cause the Companies to, comply with all applicable Legal Requirements of each Governmental Body having jurisdiction over the Companies, the Properties, the Assets and the Business.

(e) Sellers will not, nor will he cause or allow any representative of the Companies to, (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Membership Interests or any portion of the Assets, including the Properties, of the Companies (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Sellers will not vote the equity interests in the Companies in favor of any such acquisition. Sellers will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. If Sellers breach the terms of this provision, Sellers, in addition to other remedies available to Buyer, will reimburse Buyer for all costs and expenses, including without limitation, attorney and professional fees, incurred by Buyer and its Representatives in connection with its due diligence investigation with respect to the Assets, including the Properties, the Business and the Companies.

(f) Sellers will not cause or permit, and will not permit the Companies to commit, any waste of the Assets, including the Properties of the Companies.

(g) Sellers will not, and will not cause or permit the Companies to, without the prior consent of Buyer, enter into any compromise or settlement of any litigation, including any Current Litigation, Proceeding or investigation by and Governmental Body relating to the Companies, the Business, or the Companies’ Assets, including the Properties, except that Buyer’s consent will not be required to any settlement of any Current Litigation which will not impose any Liability on any of the Companies or create any third party rights, including without limitation, lien rights in any of the Companies’ assets.

(h) Sellers will not, and will not causes or permit the Companies to, take any action, or knowingly omit to take any action, that would or would reasonably be expected to result in (i) any representation or warranty of Sellers set forth in Section 3 and 4 becoming untrue or (ii) any of the conditions to the obligations of Sellers set forth in this Agreement not being fully satisfied. Sellers will give prompt written notice to Buyer of any material adverse development causing a Breach of any of the representations and warranties in Section 3 or 4. No disclosure pursuant to this Section 5.10(h), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(i) Sellers shall not perform, nor shall it authorize or allow any of his or the Companies’ representatives, officers, employees or agents, to perform, any acts or omissions to manipulate the price of Buyer’s Class A common Stock.

The Parties will do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration.

5.11 Termination of this Agreement. The Parties may terminate this Agreement as provided below:

(a) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the expiration of the Inspection Date;

(b) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the expiration of the Inspection Period if Buyer is not satisfied, in its sole discretion, with the results of its continuing business, legal, environmental, and accounting due diligence regarding the Properties, the Companies, the Business or any Governmental Authorization, Permit, Consent, license, Contract, Companies Contract, or any other permit or approval related to any of the foregoing. If such notice is given, this Agreement and all rights, duties and obligations of Buyer and Sellers hereunder, except any which expressly survive termination, shall terminate. If such notice is not given, this Agreement and all rights, duties and obligations of Buyer and Sellers hereunder (including without limitation their respective obligations to close the transaction), shall become fully binding; provided however, notwithstanding anything to the contrary herein, Buyer shall have no duty or obligation to consummate the Contemplated Transactions until such time as Sellers have fulfilled all of their obligations set forth in Section 6.1.

(c) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing if Buyer determines that (i) any Governmental Authorizations, Permit, Consent, Approvals, licenses, Contracts, Companies Contracts, or any other permits or approvals contemplated by this Agreement are not in existence, have not been obtained by the Companies, or the Companies either do not have full right, title and interest in and to such Governmental Authorizations, Permits, Consents, Approvals, licenses, Contracts, Companies Contracts, or any other permits or approvals; or such Governmental Authorizations, Permits, Approvals, Consents, licenses, Contracts, Companies Contracts, or any other permits or approvals cannot be transferred to or issued directly to and in the name of the Companies; and/or (ii) such Governmental Authorizations, Permits, Approvals, Consents, licenses, Contracts, Companies Contracts, or any other permits or approvals cannot be issued, conveyed, assigned or transferred to the Companies or are not in the form and substance satisfactory to Buyer in its sole discretion.

(d) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (i) in the event Sellers have Breached any representation, warranty, or covenant contained in this Agreement in any respect, Buyer has notified Sellers of the Breach, and the Breach has continued without cure for a period of ten (10) days after the notice of Breach; and

(e) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has Breached any representation, warranty, or covenant contained in this Agreement in any respect, Sellers have notified Buyer of the Breach, and the Breach has continued without cure for a period of ten (10) days after the notice of Breach.

If any Party terminates this Agreement pursuant to this Section 5.11, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in Breach).

5.12 Seller Releases. Save and except for any rights of Sellers under this Agreement, and particularly as it relates to the Bank Loans, and accounts payable up to the amount of $583,744.56, set forth in Section 2.4, which will continue to be liabilities of the Companies effective as of the Closing Date, Sellers, for themselves, and their Related Persons and each of their respective members, managers, officers, directors, employees, successors, assigns, agents and Representatives (collectively, the “Seller Releasing Parties”), hereby finally, unconditionally, irrevocably and absolutely fully releases, acquits, remises and forever discharges the Companies and Buyer and any of their Related Persons, and their respective officers, directors, members, managers, employees, parent Companies, subsidiaries, predecessors, successors, assigns, agents and Representatives, from any and all actions, suits, debts, sums of money, interest owed, accounts, contribution obligations, reckonings, bonds, bills, covenants, controversies, agreements, guaranties, promises, undertakings, variances, trespasses, credit memoranda, charges, damages, judgments, executions, obligations, costs, expenses, fees (including attorneys’ fees and court costs), counterclaims, claims, demands, causes of action and Liabilities (the “Seller Claims”) existing as of the Closing Date accruing to Sellers and the Seller Releasing Parties in any capacity whatsoever, including but not limited to: (i) all of Sellers’ and Seller Releasing Parties’ capacities with the Companies; (ii) arising under or by virtue of the Organizational Documents or the Companies Document; (iii) relating to or resulting from the negotiation, preparation, and consummation of this Agreement and the Contemplated Transactions; (iv) the valuation of the Membership Interests or determination of the Purchase Price; or (v) all matters set forth on Schedule 4.10(g) other than the Bank Loans. Sellers hereby finally, unconditionally, irrevocably and absolutely waives any and all offsets and defenses, in each case related to any action, inaction, event, circumstance or occurrence occurring or alleged to have occurred on or prior to the Closing Date with respect to such Seller Claims, whether known or unknown, absolute or contingent, matured or unmatured, foreseeable or unforeseeable, presently existing or hereafter discovered, at law, in equity or otherwise, whether arising by statute, common law, in contract, in tort or otherwise, that Sellers and the Seller Releasing Parties may now have or that might subsequently accrue to any of them, including without limitation those against any current or former officer, director, manager, member, partner, employee, agent or Representative of the Companies or any of its Related Persons or by reason of being an employee, member, manager, officer and/or director of the Companies or its Related Persons.

This Section 5.12 shall survive Closing and any termination or expiration of this Agreement.

5.13 Sellers agree and acknowledge that the Purchase Price Shares and Tranche III Shares may not be sold or transferred unless  (i) such shares are sold pursuant to an effective registration statement under the Securities Act, or (ii) the Purchaser or its transfer agent shall have been furnished with an opinion of  counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) (“Rule 144”) or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Sellers who agree to sell or otherwise transfer the shares only in accordance with this Section 5.13 and who is an Accredited Investor (as defined in the Securities Act).  Buyer and Parent agree and acknowledge that McKinney, Guest, Gardner, and Loudermilk are not and shall not be Affiliates of Parent as that term is defined and used in Rule 144 of the Securities Act.  Furthermore, Buyer and Parent agree and acknowledge that Parent shall remain subject to the reporting requirements of section 13 or 15(d) of the Securities Act and shall file all required reports under section 13 or 15(d) of the Securities Act for no less than six years following the Closing.  Following the six-month holding period required by Rule 144, neither Buyer nor Parent shall unreasonably withhold their consent to remove the restrictive legend referenced in this Subsection 5.13 of this Agreement, and Buyer and Parent shall cooperate in good faith to take any reasonable and necessary action to facilitate removal of the restriction. Until such time as the shares of class A common stock of Purchaser underlying the Purchase Price Shares and Tranche III Shares have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of class A common stock of Purchaser that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

5.14 All accounts receivables accrued through the date of Closing, received prior to or after Closing, and any monies received as a result of Current Litigation as set forth in Schedule 4.20 shall be retained by Sellers, and be the property of, Sellers.

Section 6
CONDITIONS TO OBLIGATION TO CLOSE

6.1 Conditions to Obligation of Buyer to Close. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties of Sellers set forth in Sections 3 and 4 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date. Each Seller shall have executed and delivered to Buyer a certificate dated as of the Closing Date that all such representations and warranties made by them are true and correct in all respects as of the Closing Date. Without limiting generality of the forgoing, all of the Assets, including all Tangible Personal Property, shall be in the same condition, use, operation and repair as of the date of any inspection by Buyer of such Assets and Tangible Personal Property, normal wear and tear excepted;

(b) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(c) The Companies and/or Sellers shall have procured all of the third-party consents specified in Schedule 3.1(c) and 4.3(b) and 4.16(v);

(d) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Buyer to own the Membership Interests and to control the Companies, or (iv) affect adversely the right of the Companies to own their Assets, including the Properties, and to operate their Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(e) There has not been made or threatened by any Person a claim asserting that such Person (i) is the holder of record or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Membership Interests or other interest of the Companies, or any other voting, equity or ownership interest, in or to the Companies, (ii) is entitled to all or any portion of the Purchase Price payable for the Membership Interests as contemplated by this Agreement or (iii) is entitled to acquire any of the Assets, including the Properties, of the Companies;

(f) The Companies shall have received, acquired and obtained the all nonappealable and unrestricted Governmental Authorizations, Consents, Permits, Approvals, licenses, and other permits and approvals, and all pending applications therefor or renewals thereof, required or necessary for the ownership, construction, development and operation of Business on the Properties by the Companies and Buyer, and all permits issued by the State of Oklahoma and Tulsa County, Oklahoma, for the ownership, operation, development and construction of the Business on the Properties, such Consents, licenses, Governmental Authorizations, permits and approvals to be in accordance with all Legal Requirements and satisfactory to Buyer in its sole discretion, with respect to operating conditions, and any other restrictions or requirements;

(g) Sellers shall have caused the Companies to terminate, without Liability to such Companies or Buyer, all Excluded Contracts, or assign all Excluded Contracts to Sellers or any third party; and

(h) On or before the Closing, Sellers shall file for and obtain in the name of the applicable Companies all the necessary Governmental Authorizations from any Governmental Body (collectively the “Approvals”) having jurisdiction over the Properties, or the Business, in order for the Permits to be issued to the Companies. Sellers covenant to use good faith and due diligence to actively pursue the Approvals. Sellers shall execute any additional agent authorization documentation and any other document, instrument or certificate specifically required by any Governmental Body to permit the Companies to obtain the Permits and Approvals;

(i) Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 6.1(a)-(h) is satisfied in all respects;

(j) Sellers shall have delivered to Buyer a Closing Statement and accompanying loan payoff statements showing any and all Retained Liabilities of the Companies which such Retained Liabilities shall be paid and satisfied within 90 days of Closing in accordance with Section 2.4 (the “Closing Statement”);

(k) Buyer shall have received the resignations, effective as of the Closing, of each officer, director, employee, manager or member of the Companies other than those whom Buyer shall have specified in writing on or prior to Closing, and all required notices of such resignations shall have been provided, Buyer shall have received from each such employee, officer, directors, manager or member a release of the Companies and Buyer in the form substantially the same as the release provided by the Sellers in Section 5.12;

(l) Sellers shall have executed and delivered to Buyer a non-competition, non-solicitation, and confidentiality agreement that, among other things, prevents Sellers and their Related Persons from competing with the Buyer and the Companies or the Business of the Companies and the business of Buyer within a 100 mile radius of each of the Properties for a period of two (2) years following the Closing Date, substantially in the form attached hereto as Schedule 6.1(l) (the “Restrictive Covenants Agreement”);

(m) If applicable, Sellers shall have delivered to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445, stating that each Seller is not a “Foreign Person” as defined in Code Section 1445 (the “FIRPTA Affidavit”);

(n) Sellers shall have delivered to Buyer (i) a copy of the articles of organization of the Companies certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of organization of the Companies, (ii) a certificate of good standing for the Companies issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of organization of the Companies and of each jurisdiction in which the Companies is qualified to do business, (iii) the minute books and all corporate records of the Companies and (iv) all other Organizational Documents;

(o) Sellers shall have delivered to Buyer a certificate of the secretary or an assistant secretary of the Companies, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to (i) no amendments to the articles of organization or other Organizational Documents of the Companies since Effective Date; and (ii) any resolutions of the members of the Companies relating to this Agreement and the Contemplated Transactions;

(p) Buyer shall have executed an Employment Agreement with McKinney, Guest, Gardner, and Loudermilk substantially in the form of attached hereto as Schedule 6.1(p)(i) and Employment Agreements with such other key employees the Companies of Buyer’s choosing substantially in the form attached hereto as Schedule 6.1(p)(ii); and,

(q) all actions to be taken by Sellers in connection with Contemplated Transactions and all certificates, opinions, instruments, and other documents required to effect the Contemplated Transaction shall be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

6.2 Conditions to Obligation of Sellers to Close. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties of Buyer and Parent set forth in Section 3.2 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(b) Buyer and Parent shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d) Buyer and Parent shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Section 6.2(a)-(c) is satisfied in all respects;

(e) The Operating Companies shall have assigned, without warranty, all of their existing Accounts Receivables to Sellers;

(f) Parent shall have executed and delivered the Warrant; and,

(g) all actions to be taken by Buyer in connection with consummation of the Contemplated Transactions and all certificates, opinions, instruments, and other documents required to effect the Contemplated Transactions will be reasonably satisfactory in form and substance to Sellers.

Sellers may waive any condition specified in this Section 6.2 if Sellers execute a writing so stating at or prior to the Closing.

Section 7
INDEMNIFICATION

7.1 Survival. Subject to the provisions of this Section 7, all representations, warranties, covenants and obligations of the Parties contained in this Agreement and in the agreements, instruments and other documents delivered pursuant to this Agreement will survive the Closing and the consummation of the Contemplated Transactions.

7.2 Indemnification by Buyer and Parent. Buyer and Parent hereby covenant and agree that, to the fullest extent permitted by Legal Requirement, it will defend, indemnify and hold harmless Sellers and their Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Seller Indemnified Persons”), for, from and against any Adverse Consequences, arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer or Parent (i) in this Agreement, (ii) the Schedules, (iii) the certificates delivered pursuant to this Agreement, or (iv) any other document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any Breach of any covenant, obligation or agreement of Buyer or Parent in this Agreement or in any related agreement;

(c) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer or Parent in connection with this Agreement or any of the Contemplated Transactions; or,

(d) any default of Buyer under the Credit Agreement (as that term is defined in Schedules 3.2(g) and 3.2(f)).

7.3 Indemnification by Sellers.

(a) Each Seller, severally, hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, such Seller will defend, indemnify and hold harmless Buyer, and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Buyer Indemnified Persons”), for, from and against any Adverse Consequences arising from or in connection with:

(i) any Breach of any representation or warranty made by such Seller in (A) this Agreement, (B) the Schedules, (C) the certificates delivered pursuant to this Agreement, (D) any transfer instrument or (E) any other certificate, document, writing or instrument delivered by such Seller pursuant to this Agreement;

(ii) any Breach of any covenant, obligation or agreement of such Seller in this Agreement or in any other certificate, document, writing or instrument delivered by such Seller pursuant to this Agreement;

(iii) any Liability of the Companies based on facts, events or circumstances occurring before the Closing Date, or arising out of or in connection with the ownership and operation of the Companies and the Assets and Business prior to the Closing, or facts and circumstances relating specifically to the Companies and the Business existing at or prior to the Closing, respectively, whether or not such Liabilities or claims were known or unknown, absolute, accrued or contingent, on such date;

(iv) all Current Seller Liabilities and any Liability or Indebtedness of the Companies not reflected on Schedule 2.4 or the Closing Statement, but excluding the Bank Loans;

(v) all Retained Liabilities;

(vi) all Current Litigation Matters, including, but not limited to LGMG, LLC v. CAH Acquisition Company #4, Inc. d/b/a Drumright Regional Hospital, et. al., pending in Tulsa County, Oklahoma; and Rampey Enterprises, Inc. v. LGMG, LLC d/b/a Verifi Labs, pending in Tulsa County, Oklahoma;

(vii) any Liability of the Companies to Sellers or any Related Person of Sellers;

(viii) any Liability of the Companies resulting from, caused by, or arising in connection with the termination or assignment of any Excluded Contract;

(ix) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding alleged to have been made by such Person with any Seller in connection with this Agreement or any of the Contemplated Transactions; and

(x) the PPM.

(b) In addition to its indemnification obligations under Section 7.3(a), Seller hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, they will defend, indemnify and hold harmless the Buyer Indemnified Persons for, from and against any Adverse Consequences (including costs of cleanup, containment or other Remedial Action) arising out of acts or neglect occurring or conditions existing at or before Closing from or in connection with:

(i) any Environmental, Health and Safety Liabilities arising out of or relating to (A) the conduct of any activity by Seller, the Companies, or their Related Persons, or any employee, contractor, agent or Representative thereof, or relating to the Business and Assets, including the Properties, of the Companies; (B) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Assets, including the Properties, or the Business of the Companies, or (C) any Hazardous Materials or other contaminants that were present on the Properties or Assets at any time on or prior to the Closing Date; or

(ii) any bodily injury (including illness, disability or death, regardless of when such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Asset, including the Properties, in any way arising from or allegedly arising from (A) any Hazardous Activity conducted by Seller, the Companies or their Related Persons or any employee, contractor, agent or Representative thereof, or any other Person, with respect to the Business or the Assets, including the Properties; or (B) from any Hazardous Material that was (1) present or suspected to be present on or before the Closing Date on or at the Properties (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Property and was present or suspected to be present on any Property, on or prior to the Closing Date) or (2) Released or allegedly Released by Seller, the Companies or their Related Persons, or any Person, on or at any of the Properties or Assets at any time on or prior to the Closing Date.

Buyer, either directly or through the Companies, will be entitled to control any Remedial Action, any Proceeding relating to a claim that any Environmental Law has been violated and any other Proceeding with respect to which indemnity may be sought under this Section 7.3(b).

7.4 Limitations.

(a) For purposes of this Agreement, a Buyer Indemnified Person may only assert a claim for indemnification under Section 7 during the applicable period of time (the “Buyer Claims Period”) specified as follows:

(i) with respect to any claim arising out of (A) the Breach by such Seller of any representation, warranty, covenant or agreement contained in this Agreement or in any other agreement or instrument executed and delivered by any such Seller pursuant hereto relating to (1) such Seller’s authority or ability to enter into this Agreement, any related agreement and to consummate the Contemplated Transactions, (2) such Seller’s title to the Membership Interests of the Companies being sold by it pursuant hereto and its ability to transfer the same to Buyer free and clear of all Liens, , which will continue to be liabilities of the Companies, (3) the Companies’ title to the Assets and Properties owned by such Companies free and clear of all Liens, except for the liens created by the Bank Loans set forth in Section 2.4, which will continue to be liabilities of the Companies or (4) any Tax-related matter, (B) fraud, willful misrepresentation or willful misconduct, (C) any Current Seller Liability or Retained Liability, (D) any Liability for any Current Litigation Matter or any Liability that is not included on Schedule 2.4 or the Closing Statement, or (E) any indemnification clam made under Section 7.3(b) or pursuant to a Breach by such Seller of the representations and warranties set forth in Section 4.25, the Buyer Claims Period will commence on the date of this Agreement and continue until the date that is six (6) years after the Closing Date; and

(ii) with respect to any other indemnification claim made under Section 7.3 the Buyer Claims Period will commence on the date of this Agreement and continue until the date that is two (2) years after the Closing Date; provided, however, that with respect to any such indemnification claim regarding the Breach by Seller of any obligation hereunder or under any related agreement that is intended to survive and continue after the Closing, the Buyer Claims Period will continue for as long as such obligation is outstanding.

(b) For purposes of this Agreement, a Seller Indemnified Person may only assert a claim for indemnification under Section 7.2 during the applicable period of time (the “Seller Claims Period”) commencing on the date of this Agreement and continuing until the date that is six (6) years after the Closing Date; provided, however, that with respect to any such indemnification claim regarding the Breach by Buyer of any obligation hereunder or under any related agreement that is intended to survive and continue after the Closing, the Seller Claims Period will continue for as long as such obligation is outstanding.

Notwithstanding anything to the contrary in this Section 7.4, if before 5:00 p.m. (eastern time) on the last day of the applicable Buyer Claims Period or Seller Claims Period, any Party against which an indemnification claim has been made hereunder has been properly notified in writing of such claim for indemnity hereunder and the basis thereof, including with reasonable supporting details for such claim (to the extent then known), and such claim has not been finally resolved or disposed of as of such date, then such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.

(c) Sellers shall not have any liability for Adverse Consequences: unless and until all claims for Adverse Consequences made by the Buyer Indemnified Persons aggregate at least Five Thousand Dollars ($5,000) (the “Basket”), in which case the Buyer Indemnified Persons shall be eligible for indemnification for Adverse Consequences in excess of the Basket. A Seller may satisfy his or its indemnification obligations, in this sole discretion, in whole or in part, by surrendering to the Purchaser one or more Purchase Price Shares, which shall be valued at the Deemed Value Per Share (subject to appropriate adjustment for any stock split, stock dividend, reclassification or combination after the Closing) for purposes of indemnification.

7.5 Payment of Claims. A claim for indemnification may be asserted by written notice to the Party from whom indemnification is sought and will be paid promptly after such notice, together with satisfactory proof of Adverse Consequences or other documents evidencing the basis of the Adverse Consequences sought, are received.

7.6 Third-Party Claims.

(a) No later than ten (10) Business Days after receipt by a Person entitled to indemnity under Section 7.2 or 7.3 or 2.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such section (an “Indemnifying Person”) of the assertion of such Third-Party Claim and a copy of any writing by which, such Third-Party assertion is made. The failure to notify the Indemnifying Person will relieve the Indemnifying Person of any liability that it may have to any Indemnified Person to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 7.6(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person (provided, such counsel has appropriate experience in the subject matter relating to the claim). After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 7.6(b) for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless: (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d) Sellers hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Section 7 and Section 2.4: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Section 7 and Section 2.4, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege

7.7 Payment of Claims. A claim for indemnification may be asserted by written notice to the Party from whom indemnification is sought and will be paid promptly after such notice, together with satisfactory proof of Adverse Consequences or other documents evidencing the basis of the Adverse Consequences sought, are received.

(a) No later than ten (10) Business Days after receipt by a Person entitled to indemnity under Section 7.2 or 7.3 or 2.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such section (an “Indemnifying Person”) of the assertion of such Third-Party Claim and a copy of any writing by which, such Third-Party assertion is made. The failure to notify the Indemnifying Person will relieve the Indemnifying Person of any liability that it may have to any Indemnified Person to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 7.6(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person (provided, such counsel has appropriate experience in the subject matter relating to the claim). After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 7.6(b) for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless: (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d) Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Section 7 and Section 2.4: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Section 7 and Section 2.4, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege

7.8 Set Off Rights. In addition to and not in limitation of any other remedies available to Buyer or Parent at law or equity, Buyer and Parent shall have the right to set off any Adverse Consequences incurred by them against any portion of the Purchase Price otherwise due hereunder or any amounts otherwise due Sellers pursuant Paragraph 2.4(c)(ii) hereof.

SECTION 8

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

8.1 Tax Indemnification. Sellers shall indemnify the Companies, Buyer, and each Related Person of Buyer and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to (a) all Taxes (or the non-payment thereof) of the Companies for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), and (b) any and all Taxes of any Person (other than the Companies) imposed on the Companies as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing. Sellers shall reimburse Buyer for any Taxes of the Companies which are the responsibility of such Seller or the Companies pursuant to this Section 8.1 within fifteen (15) business days after payment of such Taxes by Buyer or the applicable Companies. Buyer shall indemnify such Seller and hold ~~it~~ him harmless from and against any loss, claim, liability, expense or other damage attributable to Buyer’s failure to timely file complete and accurate Tax Returns pursuant to Section 8.3, except that Buyer shall pay all employment and withholding taxes with respect to the period from and after September 5, 2017.

8.2 Straddle Period. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the applicable Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the applicable Companies for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

8.3 Responsibility for Filing Tax Returns. Sellers shall prepare or cause to be prepared at Seller~~s~~’ cost and file or cause to be filed the income Tax Returns related to the Pre-Closing Period, but shall provide a copy of such return to Buyer at least ten (10) days prior to the filing deadline and give Buyer an opportunity to provide comments with respect to such Tax Returns. Buyer shall prepare or caused to be prepared at Buyer's cost and file or caused to be filed all other Tax Returns for the Companies which are filed after the Closing Date.

8.4 Cooperation on Tax Matters.

(a) Buyer and its Related Persons and Seller and its Related Persons shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 8.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer (and Buyer shall cause the Companies), and Seller agrees (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Seller and Buyer shall cause the Companies to, as the case may be, shall allow the other Party to take possession of such books and records.

(b) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

(d) The parties hereto agree that the issuance of the Purchase Price Shares in exchange for the membership interest in the Companies constitutes a tax-free exchange under Code Section 368 and shall file all tax returns accordingly and shall not tax any contrary position in any Tax return or Tax Proceeding.

8.5 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Companies shall be terminated as of the Closing Date and, after the Closing Date, the Companies shall not be bound thereby or have any liability or right to any benefit thereunder with respect to any period.

8.6 Certain Taxes and Fees. Except as otherwise provided in this Agreement, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid shared by the Buyer and the Sellers and paid when due, and Sellers will, at Sellers own expense file all necessary Tax Returns and other documentation to be filed by the Sellers with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Related Persons to, join in the execution of any such Tax Returns and other documentation.

8.7 Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or the Companies, and any amounts credited against Tax to which the Buyer or the Companies become entitled, that relate to Pre-Closing Tax Periods shall be for the account of the Sellers, and, so long as no default or deficiency is then due from Sellers to Buyer under Section 7 and Section 8, Buyer shall pay over to Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

8.8 Transaction Related Taxes. All local, state and federal taxes due or becoming due as a result of the transactions contemplated hereby shall be paid by Sellers.

Section 9
MISCELLANEOUS

9.1 Expenses. Each of Buyer and Sellers will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Contemplated Transaction, and Sellers shall also bear the costs and expenses of the Companies (including all of their legal fees and expenses) in connection with this Agreement and the Contemplated Transactions. Sellers shall also bear the costs and expenses incurred solely in connection with the transfer of the Membership Interests to Buyer, if any. Sellers shall be responsible for all federal and state income or similar taxes imposed on Sellers as a result of the Contemplated Transaction hereby.

9.2 Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and will be deemed duly given and received (i) if personally delivered, when so delivered, (ii) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if sent by electronic facsimile, once transmitted to the fax number specified below and the appropriate telephonic confirmation is received, provided that a copy of such notice, request, demand, claim or other communication is promptly thereafter sent in accordance with the provisions of clause (ii) or (iv) hereof, or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the Business Day following being so sent:

(a)	To Buyer:

Mobile Science Technologies, Inc.

One Glenlake Parkway, NE

Suite 900

Atlanta Georgia 30328

Attn: Jeffrey S. Cosman

Email: jsc@jscosinc.com

Phone: (724) 799-4305

with a copy (which will not constitute valid delivery to Buyer) to:

Richard J. Dreger, Attorney at Law, P.C.

11660 Alpharetta Highway

Building 700, Suite 730

Roswell, Georgia 30076

Attn: Richard J. Dreger, Esq.

Email: Rick@rdregerlaw.com

Phone: (678) 566-6901

(b)	To Parent:

Meridian Waste Solutions, Inc.

One Glenlake Parkway, NE

Suite 900

Atlanta Georgia 30328

Attn: Jeffrey S. Cosman

Email: jsc@jscosinc.com

Phone: (724) 799-4305

with a copy (which will not constitute valid delivery to Buyer) to:

Richard J. Dreger, Attorney at Law, P.C.

11660 Alpharetta Highway

Building 700, Suite 730

Roswell, Georgia 30076

Attn: Richard J. Dreger, Esq.

Email: Rick@rdregerlaw.com

Phone: (678) 566-6901

(c)	To Sellers:

James Greg McKinney

2419 East Skelly Drive

Tulsa, Oklahoma 74105

Email: gregmckinney@verifilabs.com

Fax: 866-277-5668

with a copy (which will not constitute valid delivery to Seller) to:

Monica L. Maple, Esq.

7134 South Yale, Ste. 300

Tulsa, Oklahoma 74136

Email: monica.maple@schafferherring.com

Fax: (918) 550-8106

Monroe Guest

2419 East Skelly Drive

Tulsa, Oklahoma 74105

Email: monroeguest@verifilabs.com

Fax: 866-277-5668

with a copy (which will not constitute valid delivery to Seller) to:

Monica L. Maple, Esq.

7134 South Yale, Ste. 300

Tulsa, Oklahoma 74136

Email: monica.maple@schafferherring.com

Fax: (918) 550-8106

Lindell Gardner

2419 East Skelly Drive

Tulsa, Oklahoma 74105

Email: lindygardner@verifilabs.com

Fax: 866-277-5668

with a copy (which will not constitute valid delivery to Seller) to:

Monica L. Maple, Esq.

7134 South Yale, Ste. 300

Tulsa, Oklahoma 74136

Email: monica.maple@schafferherring.com

Fax: (918) 550-8106

Dennis Loudermilk

2419 East Skelly Drive

Tulsa, Oklahoma 74105

Email: dennisloudermilk@verifilabs.com

Fax: 866-277-5668

with a copy (which will not constitute valid delivery to Seller) to:

Monica L. Maple, Esq.

7134 South Yale, Ste. 300

Tulsa, Oklahoma 74136

Email: monica.maple@schafferherring.com

Fax: (918) 550-8106

Either Party may give any notice, request, demand, claim or other communication hereunder using any other means (including, without limitation, electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given or received unless and until it actually is received by the Party for which it is intended and the notifying Party can provide evidence of such actual receipt. Either Party may change its address for the receipt of notices, requests, demands, claims and other communications hereunder by giving the other Party notice of such change in the manner herein set forth.

9.3 Waiver; Remedies Cumulative. The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirement: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by another Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.4 Entire Agreement and Modification. This Agreement (including the Schedules and Exhibits hereto and the other agreements and instruments to be executed and delivered by the Parties pursuant hereto) constitutes the entire and final agreement among the Parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, commitments, communications and representations made among the Parties, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.

9.5 Assignments; Successors; No Third-Party Rights. No Party may assign any of its rights or delegate or cause to be assumed any of its obligations under this Agreement without the prior written consent of each other Party, except that Buyer may assign any of its rights hereunder to, and cause all of its obligations hereunder to be assumed by, any Related Person without the consent of Sellers, provided that Buyer shall remain liable for such obligations. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 9.5. Notwithstanding anything to the contrary in this Section 9.5 or otherwise, Buyer shall at all times have all rights and remedies granted to Buyer pursuant to Section 5.6.

9.6 Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, is held to be unenforceable or invalid by any Governmental Body or arbitrator or under any Legal Requirement, the Parties will negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose, intent and commercial effect of such provision and of this Agreement. In any event, the invalidity of any provision of this Agreement or portion of a provision will not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

9.7 Dates and Times. Dates and times set forth in this Agreement for the performance of the Parties’ respective obligations hereunder or for the exercise of their rights hereunder will be strictly construed, time being of the essence of this Agreement. All provisions in this Agreement which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by any Party of any action, covenant, agreement, obligation or notice hereunder will mean and refer to calendar days, unless otherwise expressly provided. Except as expressly provided herein, the time for performance of any obligation or taking any action under this Agreement will be deemed to expire at 5:00 p.m. (eastern time) on the last day of the applicable time period provided for herein. If the date specified or computed under this Agreement for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by any Party, or for the occurrence of any event provided for herein, is a day other than a Business Day, then the date for such performance, delivery, completion, observance or occurrence will automatically be extended to the next Business Day following such date.

9.8 Governing Law. This Agreement will be governed by and construed under the laws of the State of Georgia without regard to conflicts-of-laws principles that would require the application of any other law.

9.9 Dispute Resolution.

(a) Any dispute or difference between or among any of the Parties arising out of or in connection with this Agreement or the Contemplated Transactions, including without limitation any dispute for indemnification under Section 2.4, Section 7 or 8, which such Parties are unable to resolve themselves shall be submitted to and resolved by arbitration before a single arbitrator, for amounts in dispute under Two Hundred Thousand and 00/100 Dollars ($200,000.00) and otherwise before a panel of three (3) arbitrators, which arbitration shall be governed by and enforceable under the Federal Arbitration Act, as supplemented or modified by the provisions of this Section 9.9. The arbitrator(s) will consider the dispute at issue in Atlanta, Georgia within one hundred twenty (120) days (or such other period as may be acceptable to the Parties to the dispute) of the designation of the arbitrator. The arbitrator(s) will deliver a written award, including written findings of fact and conclusions of law, with respect to the dispute to each of the arbitrating Parties, who will promptly act in accordance therewith. In no event will the arbitrator(s) have the power to award damages in connection with any dispute in excess of actual compensatory damages. In particular, the arbitrator(s) may not multiply actual damages or award consequential, indirect, special or punitive damages, including, without limitation, damages for lost profits or loss of business opportunity. Any award of the arbitrator(s) will be final, conclusive and binding on the arbitrating Parties; provided, however, that any such Party may seek the vacating, modification or correction of the arbitrator(s)’ decision or award as provided under Section 10 and Section 11 of the Federal Arbitration Act 9 U.S.C. §1-14. Any Party to an arbitration proceeding may enforce any award rendered pursuant to the arbitration provisions of this Section 9.9 by bringing suit in any court of competent jurisdiction. All costs and expenses attributable to the arbitrator(s) will be allocated between the Parties to the arbitration in such manner as the arbitrator(s) determine to be appropriate under the circumstances. Any Party may file a copy of this Section 9.9 with any arbitrator or court as written evidence of the knowing, voluntary and bargained agreement among the Parties with respect to the subject matter of this Section 9.9.

9.10 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail in PDF format will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or by electronic mail in PDF format will be deemed to be their original signatures for all purposes.

9.11 Specific Performance. Sellers acknowledge~~s~~ and agree~~s~~ that Buyer would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that Buyer shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which Buyer may be entitled, at law or in equity. In particular, Sellers acknowledge that the Business of the Companies is unique and recognize and affirm that in the event Sellers Breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(See following page for execution signatures)

IN WITNESS WHEREOF, the Parties hereto have executed this Membership Interest Purchase Agreement as of the Effective Date, intending to be legally bound.

“BUYER” or “PURCHASER”:

MOBILE SCIENCE TECHNOLOGIES, INC.,
a Georgia corporation

By:
Jeffrey S. Cosman, Vice President

“PARENT”:

MERIDIAN WASTE SOLUTIONS, INC.,
a New York corporation

By:
Jeffrey S. Cosman, President & CEO

“SELLERS”:

James Greg McKinney, individually

Monroe Guest, individually

Lindell Gardner, individually

Dennis Loudermilk, individually